                                                                    Exhibit 10.3

                               CREDIT AGREEMENT

                    ($60,000,000 ADVANCE TERM LOAN FACILITY)

                         DATED AS OF SEPTEMBER 28, 1995

                                     AMONG

                         STERLING PULP CHEMICALS, LTD.,
                                  AS BORROWER;

                   TEXAS COMMERCE BANK NATIONAL ASSOCIATION,
                           AS AGENT AND AS A LENDER;

                                      AND

                       THE OTHER LENDERS NOW OR HEREAFTER
                                 PARTIES HERETO

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
1.   Definitions...........................................................    1
     1.1   Certain Defined Terms...........................................    1
     1.2   Miscellaneous...................................................   16
2.   Commitments and Loans.................................................   16
     2.1   Loans...........................................................   16
     2.2   Terminations or Reductions of Loan Commitments..................   16
     2.3   Fees............................................................   17
     2.4   Several Obligations.............................................   17
     2.5   Notes...........................................................   17
     2.6   Use of Proceeds.................................................   18
3.   Borrowings, Payments and Prepayments..................................   18
     3.1   Borrowings......................................................   18
     3.2   Payments; Prepayments...........................................   18
4.   Payments; Pro Rata Treatment; Computations, Etc. .....................   20
     4.1   Payments........................................................   20
     4.2   Pro Rata Treatment..............................................   21
     4.3   Certain Actions, Notices, Etc. .................................   21
     4.4   Non-Receipt of Funds by the Agent...............................   21
     4.5   Sharing of Payments, Etc. ......................................   22
5.   Conditions Precedent..................................................   22
     5.1   Initial Loans...................................................   22
     5.2   All Loans.......................................................   24
6.   Representations and Warranties........................................   25
     6.1   Organization....................................................   25
     6.2   Financial Statements............................................   25
     6.3   Enforceable Obligations; Authorization..........................   25
     6.4   Other Borrowed Money Indebtedness...............................   25
     6.5   Litigation......................................................   26
     6.6   Taxes...........................................................   26
     6.7   Regulations G, U and X..........................................   26
     6.8   Subsidiaries....................................................   26
     6.9   No Untrue or Misleading Statements..............................   26
     6.10  ERISA...........................................................   26
     6.11  Investment Company Act..........................................   27

     6.12  Public Utility Holding Company Act..............................   27
     6.13  Solvency........................................................   27
     6.14  Compliance......................................................   27
     6.15  Environmental Matters...........................................   27
     6.16  Certain Representations Regarding the Plant Work................   27
7.   Affirmative Covenants.................................................   28
     7.1   Taxes, Existence, Regulations, Property, Etc. ..................   28
     7.2   Financial Statements and Information............................   28
     7.3   Financial Tests.................................................   29
     7.4   Inspection......................................................   29
     7.5   Further Assurances..............................................   30
     7.6   Books and Records...............................................   30
     7.7   Insurance.......................................................   30
     7.8   Notice of Certain Matters.......................................   30
     7.9   Interest Rate Risk..............................................   31
     7.10  Capital Adequacy................................................   31
     7.11  ERISA Information and Compliance................................   31
     7.12  Certain Affirmative Covenants Relating to the Plant Work........   32
     7.13  Satisfaction of Conditions Precedent............................   32
     7.14  Pledge of Bonds.................................................   33
     7.15  Third Party Obligations.........................................   33
8.   Negative Covenants....................................................   33
     8.1   Indebtedness....................................................   33
     8.2   Liens...........................................................   34
     8.3   Contingent Liabilities..........................................   35
     8.4   Mergers, Consolidations and Dispositions and Acquisitions
            of Assets......................................................   35
     8.5   Redemption, Dividends and Distributions.........................   36
     8.6   Nature of Business..............................................   36
     8.7   Transactions with Affiliates....................................   36
     8.8   Loans and Investments...........................................   36
     8.9   No Subsidiaries.................................................   36
     8.10  BP Lease........................................................   36
     8.11  Fiscal Year.....................................................   36
     8.12  Sterling Energy.................................................   37
     8.13  Parent Credit Facility..........................................   37
     8.14  Key Plant Contracts.............................................   37
     8.15  Revisions.......................................................   37
     8.16  Third Party Obligations.........................................   37
9.   Defaults..............................................................   38
     9.1   Events of Default...............................................   38

     9.2   Right of Setoff.................................................   41
     9.3   Remedies Cumulative.............................................   42
10.  The Agent.............................................................   42
     10.1  Appointment, Powers and Immunities..............................   42
     10.2  Reliance........................................................   43
     10.3  Defaults........................................................   43
     10.4  Rights as a Lender..............................................   44
     10.5  Indemnification.................................................   44
     10.6  Non-Reliance on Agent and Other Lenders.........................   44
     10.7  Failure to Act..................................................   45
     10.8  Resignation or Removal of Agent.................................   45
     10.9  No Partnership..................................................   45
11.  Miscellaneous.........................................................   46
     11.1  Waiver..........................................................   46
     11.2  Notices.........................................................   46
     11.3  Expenses, Etc. .................................................   46
     11.4  Indemnification.................................................   47
     11.5  Amendments, Etc. ...............................................   47
     11.6  Successors and Assigns..........................................   48
     11.7  Limitation of Interest..........................................   51
     11.8  Survival........................................................   52
     11.9  Captions........................................................   52
     11.10 Counterparts....................................................   52
     11.11 Governing Law...................................................   52
     11.12 Severability....................................................   52
     11.13 Tax Forms.......................................................   52
     11.14 Venue...........................................................   53
     11.15 Confidentiality.................................................   53
     11.16 Permitted Transfer to a US Subsidiary...........................   53
     11.17 Canadian Taxes..................................................   54

EXHIBITS
     A -- Request for Extension of Credit
     B -- Subsidiaries
     C -- Note
     D -- Assignment and Acceptance
     E -- Compliance Certificate
     F -- Plant Land

SCHEDULES
     1    -- Interest Rate Agreement
     6.10 -- ERISA Matters
     8.1  -- Borrowed Money Indebtedness
     8.2  -- Liens
     8.3  -- Contingent Liabilities
     8.8  -- Existing Investments

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is made and entered into as of September 28, 1995 (the "Effective Date"), by and among STERLING PULP CHEMICALS, LTD., a corporation organized under the laws of the Province of Ontario, Canada (the "Borrower"); each of the lenders which is or may from time to time become a party hereto (individually, a "Lender" and, collectively, the "Lenders"), and TEXAS COMMERCE BANK NATIONAL ASSOCIATION ("TCB"), a national banking association, as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").

     The parties hereto agree as follows:

1.   Definitions.

     1.1   Certain Defined Terms.

     Unless a particular term, word or phrase is otherwise defined or the context otherwise requires, capitalized terms, words and phrases used herein or in the Loan Documents (as hereinafter defined) have the following meanings (all definitions that are defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

     Accounts, Equipment, General Intangibles and Inventory shall have the respective meanings assigned to them in the Texas Business and Commerce Code in force on the Effective Date.

     Adjusted Fixed Charge Coverage Ratio shall mean, as of any day, the ratio of (a) EBITDA for the Rolling Four Quarters as of such day less cash income taxes paid during such Rolling Four Quarters plus cash income tax refunds received during such Rolling Four Quarters to (b) the Adjusted Fixed Charges for such Rolling Four Quarters.

     Adjusted Fixed Charges shall mean (without duplication), for any period and with respect to any Person, (a) Fixed Charges for such period plus (b) any dividends on any equity interests in such Person of any class (except dividends payable solely in shares of common stock) paid during such period.

     Affiliate shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation.

     Agreement shall mean this Credit Agreement, as it may from time to time be amended, modified, restated or supplemented.

     Amortization Fraction shall mean a fraction, the numerator of which is equal to the amount by which the aggregate principal amount of the Loans made through the Termination Date exceeds $50,000,000 and the denominator of which is equal to $10,000,000.

     Annual Audited Financial Statements shall mean the annual consolidated financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP, and accompanied by a report and opinion of Coopers & Lybrand or other independent certified public accountants reasonably satisfactory to the Agent, which shall state that such financial statements, in the opinion of such accountants, present fairly the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP. Such statements shall be accompanied by a certificate of such accountants that in making the appropriate examination in connection with such report and opinion, such accountants did not become aware of any Default relating to the financial tests set forth in Section 7.3 hereof or, if in the opinion of such accountants any such Default exists, a description of the nature and status thereof.

     Assignment and Acceptance shall have the meaning ascribed to such term in
Section 11.6 hereof.

     Authority shall mean Valdosta-Lowndes County Industrial Authority.

     Bankruptcy Code shall mean the United States Bankruptcy Code, as amended, and any successor statute.

     Bond Documents shall mean documentation, in Proper Form, relating to the issuance of industrial development revenue bonds by the Authority in an aggregate principal amount not exceeding $60,000,000, including without limitation the Bonds and the Facilities Development Agreement, as the same may from time to time be amended, restated or supplemented.

     Bond Owner shall mean a limited liability company to be formed, of which 99% of the membership interests are to be owned by the Borrower and 1% of the membership interests are to be owned by Sterling Canada.

     Bonds shall mean the bonds issued pursuant to the Bond Documents.

     Borrowed Money Indebtedness shall have the meaning ascribed to it in
Section 8.1 hereof.

     BP shall mean BP Chemicals Americas, Inc., a Delaware corporation, and its successors.

     BP Lease shall mean that certain Amended and Restated Lease and Production Agreement dated August 8, 1994, executed by and between BP Chemicals, Inc. and the Parent, as the same may from time to time be amended, modified, restated or supplemented.

     Budget shall mean the budget heretofore delivered to the Agent reflecting all costs of all labor and materials required to complete the Plant Work, together with all updates, if any, reflecting material changes thereto.

     Business Day shall mean any day other than a day on which commercial banks are authorized or required to close in Houston, Texas or in New York City, New York.

     Canadian Facility shall mean that certain Credit Agreement dated April 28, 1995 executed by and between the Borrower and The Bank of Nova Scotia, as the same may be amended, restated or supplemented. The unpaid principal balance of the Canadian Facility, together with the aggregate face amount of letters of credit issued under the Canadian Facility, shall not exceed Canadian $20,000,000.

     Canadian Subsidiary shall mean any Subsidiary of the Parent which is organized and exists under the laws of Canada or any province thereof.

     Capital Expenditures shall mean expenditures in respect of fixed or capital assets by a Person, to the extent capitalized in accordance with GAAP, but excluding (a) expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person, (b) increases in the consolidated fixed or capital assets of such Person resulting solely from Permitted Acquisitions (other than expenditures made after the date of such Permitted Acquisition), (c) increases in the capital assets of such Person resulting from expenditures in respect of fixed or capital assets made by another so long as such Person has no obligation to reimburse the other for such expenditures and (d) the Plant Work. Expenditures in respect of replacements and maintenance consistent with the business practices of such Person in respect of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary course of business are not Capital Expenditures to the extent such expenditures are not capitalized in preparing a balance sheet of such Person in accordance with GAAP.

     Capital Lease Obligations shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No.

13). Capital Lease Obligations shall not include the interest component of any applicable rental payment.

     Cash Flow shall mean, without duplication, for any period, (a) Net Income of the Plant Owner plus (b) depreciation and depletion and other non-cash charges deducted in determining Net Income of the Plant Owner plus (c) interest accrued and paid on the Bonds minus (d) non-cash income, all determined in accordance with GAAP.

     Cash Flow Account shall mean an account established by the Borrower at a financial institution reasonably acceptable to the Agent in which Excess Cash Flow is to be deposited. The depository documentation relating to the Cash Flow Account shall be in Proper Form.

     Ceiling Rate shall have the meaning assigned to it in the Interest Rate Agreement.

     Change of Control shall mean a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of the Parent or
(ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of the Parent such that such nominees, when added to any existing director remaining on the Board of Directors of the Parent after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of the Parent. As used herein (a) "Beneficially Own" means "beneficially own" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; (b) "Group" means a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (c) "Unrelated Person" means at any time any Person other than the Parent or any of its Subsidiaries and other than any trust for any employee benefit plan of the Parent or any of its Subsidiaries; (d) "Related Person" of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

     Collateral shall mean all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to the Security Documents.

     Compliance Certificate shall have the meaning given to it in Section 7.2 hereof.

     Completion Date shall mean the date on which the Agent shall have received the Evidence of Completion.

     Contractor shall mean each Person (other than a design professional) entering into any agreement directly with the Plant Owner relating to such Person's performance of the Plant Work or any part thereof.

     Contribution Agreement shall mean that certain Contribution Agreement dated concurrently herewith executed by and among the Parent and the other Parties, as the same may be amended, modified, supplemented and restated--and joined in pursuant to a joinder agreement--from time to time.

     Controlled Group shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, are treated as a single employer under Section 414 of the Code.

     Corporation shall mean a corporation, limited liability company, partnership, joint venture, joint stock association, business trust and other business entity.

     Current Assets shall mean all assets of a Person which under GAAP would be classified as current assets.

     Current Liabilities shall mean all liabilities of a Person which under GAAP would be classified as current liabilities, other than current maturities of long term debt.

     Current Ratio means, as of any day, the ratio of Current Assets to Current Liabilities.

     Debt to EBITDA Ratio shall mean, as of the last day of any fiscal quarter, the ratio of (a) the outstanding balance of Borrowed Money Indebtedness on such date to (b) EBITDA for the Rolling Four Quarters ending on such date.

     Default shall mean an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     Dollars and $ shall mean lawful money of the United States of America.

     EBITDA shall mean, without duplication, for any period the sum of (a) Net Income less non-cash income and (b) the sum of (i) Interest Expense for such period, (ii) Federal, state and local income taxes deducted in determining such Net Income, (iii) amortization of goodwill and other non-cash expenses and intangibles (including, without limitation, patents, deferred financing costs and debt discount) deducted in determining such Net Income, (iv) depreciation, depletion and obsolescence of Property, in each case, determined in accordance with GAAP and (v) prepaid income to the extent actually paid in cash.

     Electrical Agreement shall mean that certain Agreement for Electrical Service dated as of July 31, 1995 executed by and among Colquitt Electric Membership Corporation, Oglethorpe Power Corporation (An Electric Generation & Transmission Corporation) and Sterling Pulp (US) (and assigned or to be assigned by Sterling Pulp (US) to the Plant Owner), as the same may be amended, restated or supplemented.

     Environmental Claim shall mean any third party (including Governmental Authorities) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; or (v) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

     Environmental Liabilities includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit including reasonable attorneys' fees and court costs.

     Environmental Permit means any permit, license, approval or other authorization under any applicable Requirements of Environmental Law.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     Event of Default shall have the meaning assigned to it in Section 9 hereof.

     Evidence of Completion shall mean a certificate from the Plant Owner certifying that the Plant Work has been completed and the Plant is operating.

     Excess Cash Flow shall mean, for any period, the product of (I) Cash Flow minus the sum of (a) current maturities of Capital Lease Obligations of the Plant Owner, (b) principal payments and prepayments of the Obligations, (c) unreimbursed costs incurred by the Plant Owner in connection with the Plant Work in accordance with this Agreement, (d) other Capital Expenditures by the Plant Owner after the Completion Date not to exceed $5,000,000 in the aggregate in any fiscal year and
(e) $5,000,000 for any period from the Effective Date through and including September 30, 1997 (but from and after October 1, 1997, no deduction shall be made under this clause (e) in calculating Excess Cash Flow) multiplied by (II) eighty percent (80%).

     Facilities Development Agreement shall mean a document, in Proper Form, executed or to be executed by and between the Authority and the Plant Owner, relating to the construction of the Plant.

     Federal Funds Rate shall have the meaning assigned to it in the Interest Rate Agreement.

     Financing Statements shall mean all such Uniform Commercial Code financing statements as the Agent shall require, in Proper Form, duly executed by the Borrower, the Plant Owner, the Authority or others to give notice of and to perfect or continue perfection of the Agent's Liens in all Collateral, as any of the foregoing may from time to time be amended, modified, supplemented or restated.

     Fixed Charge Coverage Ratio shall mean, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the Rolling Four Quarters ending on such day less cash income taxes paid during such Rolling Four Quarters plus cash income tax refunds received during such Rolling Four Quarters to (b) the Fixed Charges for such Rolling Four Quarters.

     Fixed Charges shall mean (without duplication), for any period, (a) the amounts of scheduled principal payments made or to be made during such period with respect to Borrowed Money Indebtedness (other than Capital Lease Obligations) of the applicable Person (it is agreed that such scheduled principal payments do not include any principal payments made to reduce any revolving Indebtedness), plus (b) payments made or required to be made during such period with respect to the principal component of the Capital Lease Obligations of the applicable Person with unrelated third parties, plus (c) the amount of Interest Expense for such period, plus (d) Capital Expenditures made during such period.

     GAAP shall mean generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Parent's independent public accountants) with the September 30, 1994 audited financial statements of the Parent delivered to the Lenders together with the notes thereto.

     Governmental Authority shall mean any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Agent, any Lender, the Borrower, the Bond Owner, the Plant Owner, the Parent or any of the Parent's Subsidiaries or their respective Property.

     Guaranties shall mean that certain Guaranty dated concurrently herewith executed by the Parent, together with any other guaranties hereafter executed with respect to the Obligations, as any of the same may from time to time be amended, modified, restated or supplemented.

     Hazardous Substance shall mean petroleum products, and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of "Requirements of Environmental Law".

     Indebtedness shall mean and include (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, letter of credit contingent reimbursement obligations, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and (c) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed; provided, that the term "Indebtedness" shall not mean or include any Indebtedness of the type described in clause (a) of this definition in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Agent in trust for the payment thereof.

     Interest Expense shall mean, for any period, the sum of the interest payments by an obligor made or accrued in accordance with GAAP during such period in connection with all of its Borrowed Money Indebtedness, including the interest component of any Capital Lease Obligations.

     Interest Rate Agreement shall mean the Interest Rate Agreement attached hereto as Schedule 1, as it may from time to time be amended, modified, restated or supplemented.

     Interest Rate Risk Agreement shall mean an interest rate swap agreement, interest rate cap agreement or similar arrangement entered into between the Borrower and one or more financial institutions for the purpose of reducing Borrower's exposure to interest rate risk and not for speculative purposes, as it may from time to time be amended, modified, restated or supplemented from time to time.

     Interest Rate Risk Indebtedness shall mean all obligations and Indebtedness of the Borrower with respect to the program for the hedging of interest rate risk provided for in any Interest Rate Risk Agreement.

     Investment shall mean the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, or other extension of credit or capital contribution to (by means of transfers of property or assets or otherwise) any Person.

     Key Plant Contracts shall mean the Electrical Agreement and the Bond Documents.

     Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future.

     Lending Percentage shall mean, as to any Lender, the percentage equivalent of a fraction the numerator of which is the sum of the Loans made by such Lender plus the amount of such Lender's remaining Loan Commitment and the denominator of which is the sum of the aggregate Loans made by all Lenders plus the aggregate amount of the remaining Loan Commitments of all Lenders.

     Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien of any kind, whether based on common law, constitutional provision, statute or contract to secure payment of debt or performance of an obligation.

     Loans shall mean the loans provided for by Section 2.1 hereof.

     Loan Commitment shall mean, as to any Lender, the unused obligation, if any, of such Lender to make Loans in an aggregate principal amount up to (but not exceeding) the amount, if any, set forth opposite such Lender's name on the signature pages hereof under the caption "Loan Commitment," or otherwise provided for in an Assignment and Acceptance Agreement (as the same may be reduced from time to time pursuant to Section 2.2 hereof).

     Loan Documents shall mean, collectively, this Agreement, the Notes, the Interest Rate Agreement, the Guaranties, the Contribution Agreement, the Security Documents, the Notice of Entire Agreement, all instruments, certificates and agreements now or hereafter executed by any Party and delivered to, and for the benefit of, the Agent or any Lender in connection with the Obligations or any commitment regarding the Obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

     Majority Lenders shall mean Lenders having greater than 60% of the aggregate amount of Loans outstanding plus the remaining Loan Commitments outstanding.

     Material Adverse Effect shall mean a material adverse effect on the business, financial condition, operations or Properties of the Parent and its Subsidiaries, taken as a whole, or on the ability of any of them to perform their respective material obligations under any Loan Document to which any of them is a party.

     Maturity Date shall mean the maturity of the Notes, September 30, 2002, as the same may hereafter be accelerated pursuant to the provisions of any of the Loan Documents.

     Maximum Payment Cap shall mean the aggregate of the Payment Cap of each Loan. The "Payment Cap" of each Loan shall be equal to twenty-five percent (25%) of the original principal amount of such Loan less all principal payments and prepayments deemed to have theretofore been made on such Loan in accordance with the provisions of clause (iv) below; provided, however,

     (i) on October 1, 2001, the "Payment Cap" of each Loan made prior to October 1, 1996 shall be increased by an amount equal to seventy-five percent of the original principal amount thereof;

     (ii) on the date which is five (5) calendar years plus one (1) Business Day from the date of drawdown of any Loan made on or after October 1, 1996, the "Payment Cap" of each such Loan shall be increased by an amount equal to seventy-five percent (75%) of the original principal amount thereof;

     (iii) on the date (if any) that a Subsidiary of Parent organized in the United States is substituted as the "Borrower" hereunder as provided for in Section 11.16 hereof, the "Maximum Payment Cap" shall automatically, without the need for notice to any Person, be amended to equal the entire aggregate unpaid principal balance of the Loans;

     (iv) notwithstanding any other provision hereof and for all purposes under this Agreement, principal payments and prepayments shall be applied to Loans in the order in which such Loans were advanced, up to the Payment Cap of each such Loan (i.e if application of any such principal payment or prepayment to a particular Loan would exceed the Payment Cap of any such Loan, the excess shall be applied to the other Loans up to the Payment Cap of each such Loan in the order in which such Loans were advanced); and

     (v) payments received concurrently shall be aggregated for purposes of clause (iv) and for purposes of the calculation of the Maximum Payment Cap.

     Mortgaged Property shall mean all Property of any Party, whether now existing or hereafter acquired, which is subject to the Lien of the Mortgage.

     Mortgage shall mean, collectively, a Deed to Secure Debt and Security Agreement, in Proper Form, executed or to be executed by the Authority and the Plant Owner in favor of the

Agent, covering and affecting the Property described on Exhibit F hereto, and all improvements, appurtenances and personal property related thereto, and also covering the interests of the Plant Owner under the Electrical Agreement and Facilities Development Agreement, as the same may from time to time be amended, modified, restated or supplemented.

     Net Income shall mean, for any Person and any period, the consolidated net income of such Person for such period after taxes but before extraordinary items, determined in accordance with GAAP.

     Net Worth shall mean net worth determined in accordance with GAAP.

     Notes shall mean the promissory notes of the Borrower evidencing the Loans, substantially in the form of Exhibit C hereto, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor.

     Notice of Entire Agreement shall mean a notice of entire agreement, in Proper Form, executed by the Borrower, the Plant Owner, the Parent, the Agent and each other Party, as the same may from time to time be amended, modified, supplemented or restated.

     Obligations shall mean, as at any date of determination thereof, the sum (without duplication) of the following: (i) the aggregate principal amount of Loans outstanding hereunder plus (ii) all other liabilities, obligations and indebtedness of any Party under any Loan Document.

     Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof.

     Parent shall mean Sterling Chemicals, Inc., a Delaware corporation.

     Parent Credit Facility shall mean that certain Credit Agreement dated as of April 13, 1995 executed by and among the Parent, TCB, as Agent, The Bank of Nova Scotia, as Documentation Agent, and ABN AMRO Bank, N.V., Houston Agency, Bank of Scotland, and Credit Lyonnais, New York Branch, as Co-Agents, and the lenders party thereto, as the same may from time to time be amended, restated or supplemented.

     Parties shall mean the Borrower, the Plant Owner, the Bond Owner, the Parent and each Subsidiary of the Parent executing a Loan Document.

     Past Due Rate shall mean, on any day, a rate per annum equal to the lesser of (i) the Ceiling Rate for that day or (ii) the Base Rate (as defined in the Interest Rate Agreement) plus two percent (2%).

     PBGC shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     Permitted Acquisitions shall mean non-hostile acquisitions of all or substantially all of the assets, or 50% or more of the voting securities, of any Person (or any division or product line of such Person), but only so long as no Default or Event of Default shall have occurred and be continuing (or would result from such acquisition).

     Permitted Dividends shall mean an amount not to exceed 50% of Net Income of the Parent for the immediately preceding Rolling Four Quarters which may, so long as no Default or Event of Default shall have occurred and be continuing (or would result from such distribution) and so long as the Adjusted Fixed Charge Coverage Ratio for the Parent and its Subsidiaries is not (and would not be, after giving effect to such distribution) less than 1.10 to 1.00, be distributed by the Parent so long as the Parent has delivered to the Agent a Compliance Certificate calculated after giving effect to the proposed distribution which indicates that such distribution complies with the terms of this Agreement.

     Permitted Investments shall mean: (a) certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof, having combined capital and surplus of at least $250,000,000 and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated A or higher by Standard and Poor's Corporation and A-2 or higher by Moody's Investors Service, Inc.; (b) obligations issued or guaranteed by the United States of America; (c) commercial paper with a published rating of not less than A-2 and P-2 (or the equivalent rating); (d) repurchase obligations for underlying securities of the type described in clauses (a), (b) or (c) above entered into on a fully collateralized basis with any Lender; (e) dollar denominated time deposits with, including certificates of deposit issued by, any non-United States branch or office of any Lender; (f) Permitted Acquisitions;
(g) securities (other than those securities described in clauses (a) through (e) of this definition) of money market mutual funds with net assets in excess of $100,000,000, provided that the investment amounts in securities described in this clause (g) may not exceed 5% of the issued and outstanding securities of any Person (or such lesser percentage as would constitute a controlling interest), irrespective of whether such securities having voting power or may be convertible to securities with voting power of any Person; (h) loan participations with a rating of not less than A-2 and P-2 (or, in the case of investments maintained in the Cash Flow Account, A-1 and P-1) (or the equivalent rating) by Moody's Investors Service, Inc. and Standard and Poor's Corporation, respectively; (i) money market preferred stock with a rating of not less than AAA (or the equivalent rating); (j) the Bonds; (k) investments maintained in the Cash Flow Account in publicly traded securities rated BB+ or better by Standard & Poor's Corporation or Ba1 or better by Moody's Investors Service, Inc.; (l) other investments approved by Agent in writing not exceeding, in the aggregate, $20,000,000, and (m) other investments approved by the Majority Lenders in writing. Amounts in the Cash Flow Account may not be invested in the items described in clauses (f) or (l) above.

     Person shall mean any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

     Plan shall mean an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and (a) which is maintained by the Parent or any member of the Controlled Group for employees of the Parent or any member of the Controlled Group or (b) as to which the Parent or any member of the Controlled Group may have any liability.

     Plans and Specifications shall mean written plans, proposals and drawings for the Plant Work heretofore delivered to the Agent, together with all updates, if any, reflecting material changes thereto.

     Plant shall mean, collectively, the Plant Land and the Plant Improvements.

     Plant Contract shall mean any contract or agreement now or hereafter entered into between the Plant Owner and any Contractor relating to the Plant Work.

     Plant Improvements shall mean all improvements now or hereafter situated on the Plant Land.

     Plant Land shall mean the real property described on Exhibit F attached hereto.

     Plant Owner shall mean an entity to be formed or acquired, all of the equity interests in which will be owned by Sterling Pulp (US), and which will own a leasehold interest in and to the Plant under a lease to be entered into with the Authority, in Proper Form.

     Plant Work shall mean all work required to complete and equip the Plant in accordance with the Plans and Specifications.

     Principal Office shall mean the principal office of the Agent, presently located at 712 Main Street, Houston, Harris County, Texas 77002.

     Proper Form shall mean in form and substance reasonably satisfactory to the Agent.

     Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     Quarterly Dates shall mean the first day of each April, July, October and January, provided that if any such date is not a Business Day, then the relevant Quarterly Date shall be the next succeeding Business Day.

     Quarterly Financial Statements shall mean the quarterly financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of a fiscal quarter and an income statement and a statement of changes in financial position for such fiscal quarter and for the fiscal year to date, subject to normal adjustments, all setting forth in comparative form the corresponding figures for the corresponding calendar quarter of the preceding year, prepared in accordance with GAAP and certified as true and correct to the best of his knowledge by the chief financial officer or other authorized officer of such Person.

     Regulatory Change shall mean with respect to any Lender, any change after the date of this Agreement in any Legal Requirement (including, without limitation, Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of financial institutions including such Lender under any Legal Requirements (whether or not having the force of law) by any Governmental Authority.

     Request for Extension of Credit shall mean a request for extension of credit duly executed by the chief executive officer, chief financial officer or treasurer of the Borrower (or other Person designated in writing by any of the foregoing to whom authority has been properly delegated), appropriately completed and substantially in the form of Exhibit A attached hereto.

     Requirements of Environmental Law shall mean all requirements imposed by any law (including for example and without limitation The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority at the applicable time which relate to (i) noise; (ii) pollution, protection or clean up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; or (v) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.

     Rolling Four Quarters shall mean, as of any day, the then most recently ended four (4) fiscal quarter period of the Parent.

     Scheduled Completion Date shall mean June 30, 1997.

     Secretary's Certificate shall mean a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a corporation as to (a) the resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the documents to be executed by such corporation;
(b) the incumbency and signatures of the officers of such corporation executing such documents on behalf of such corporation, and (c) the Organizational Documents of such corporation.

     Security Agreements shall mean, collectively, the Security Agreements executed or to be executed, in Proper Form, in favor of the Agent covering the Bonds and the Cash Flow Account, as any of them may from time to time be amended, modified, restated or supplemented.

     Security Documents shall mean, collectively, the Mortgage, the Security Agreements, and any and all other security documentation now or hereafter executed and delivered by the Authority or any Party to the Agent, as any of them may from time to time be amended, modified, restated or supplemented.

     Sterling Canada shall mean Sterling Canada, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Parent.

     Sterling Energy shall mean Sterling Chemicals Energy, Inc., a Delaware corporation.

     Sterling Pulp (US) shall mean Sterling Pulp Chemicals US, Inc., a Delaware corporation.

     Subcontractor shall mean any Person who furnishes labor or materials for the Plant to fulfill an obligation to a Contractor or to another Subcontractor to perform all or part of the work required by a Plant Contract.

     Subordinated Debt shall mean, as of the date of determination thereof, unsecured Indebtedness with any lender for which the Parent is directly and primarily liable, in respect of which none of its Subsidiaries is contingently or otherwise obligated, and which is subordinated to the obligations of the Parent to pay principal of and interest (before and after bankruptcy) on the Loans and the Notes and on any Interest Rate Risk Indebtedness owed to any of the Lenders, on terms, and which contains other terms (including interest, amortization and financial covenants), in form and substance satisfactory to the Agent and the Majority Lenders.

     Subsidiary shall mean, as to a particular parent Corporation, any Corporation of which more than 50% of the indicia of equity rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent Corporation.

     Survey shall mean a current survey of the applicable portion of the Mortgaged Properties by a state-licensed surveyor who is reasonably acceptable to the Agent and to the Title Company, which shall contain the surveyor's certificate that the survey satisfies the standards and tolerances of a "Class A Survey" currently prescribed by the ALTA and ACSM.

     Termination Date shall mean the earlier of (a) September 30, 1997 or (b) the date specified by the Agent in accordance with Section 9.1 hereof.

     Texas Credit Code shall mean Title 79, Texas Revised Civil Statutes, 1925, as amended.

     Title Company shall mean a title insurance company reasonably acceptable to the Agent and the Borrower.

     Title Insurance Policies shall mean a policy of title insurance, in Proper Form, in a face amount reasonably satisfactory to the Agent, issued in favor of the Agent by the Title Company and insuring that title to the Mortgaged Properties is vested in the Authority, free and clear of any Lien, objection, exception or requirement other than those securing the Bonds or that could otherwise be reasonably expected to materially affect the operation of the Plant, and that the Mortgage creates a valid first and prior lien in favor of the Agent on all the Mortgaged Properties affected by the Mortgage, subject only to such exceptions as may be approved in writing by the Agent, together with any endorsements thereto reasonably requested by the Agent. Said policy shall contain a complete and accurate description of the Mortgage, shall specify the recording and filing information applicable to it and shall describe the Mortgaged Properties identically to the description thereof in the Mortgage.

     Unfunded Vested Liabilities shall mean, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Parent or any member of the Controlled Group to the PBGC or such Plan under Title IV of ERISA.

     Welfare Plan shall mean a "welfare plan," as such term is defined in
Section 3(1) of ERISA.

     1.2 Miscellaneous. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.

2.   Commitments and Loans.

     2.1 Loans. Each Lender severally agrees, subject to all of the terms and conditions of this Agreement (including, without limitation, Sections 5.1 and 5.2 hereof), to make Loans to the Borrower from time to time prior to the Termination Date in an aggregate principal amount up to but not exceeding such Lender's Loan Commitment.

     2.2  Terminations or Reductions of Loan Commitments.

     (a) Mandatory. Each Loan Commitment shall be automatically reduced by the amount of any Loan made by the applicable Lender. On September 30, 1996, the aggregate of all remaining Loan Commitments shall be reduced by the amount, if any, by which such aggregate amount exceeds $10,000,000. On the Termination Date, all Loan Commitments shall be terminated in their entirety.

     (b) Optional. The Borrower shall have the right to terminate or reduce the unused portion of the Loan Commitments at any time or from time to time, provided that (i) the Borrower shall give notice of each such termination or reduction to the Agent as provided in Section 4.3 hereof and (ii) each such partial reduction shall be in an aggregate amount of at least $1,000,000.

     (c) No Reinstatement. Any termination or reduction of the Loan Commitments may not be reinstated without the written approval of the Agent and the Lenders.

     2.3  Fees.

     (a) The Borrower shall pay to the Agent for the account of each Lender commitment fees with respect to such Lender's Loan Commitment for the period from the Effective Date to and including the Termination Date at a rate per annum equal to 0.25%. Such commitment fees shall be computed (on the basis of the actual number of days elapsed in a year composed of 360 days) on each day and shall be based on the amount of such Lender's Loan Commitment for such day. Accrued commitment fees payable under this provision shall be payable in arrears on the Quarterly Dates prior to the Termination Date and on the Termination Date.

     (b) All past due fees payable under this Section shall bear interest at the Past Due Rate.

     2.4 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither the Agent nor any Lender shall be responsible or liable for the failure of any other Lender to make a Loan to be made by such other Lender. Notwithstanding anything contained herein to the contrary, if a Lender fails to make a Loan as and when required hereunder, then upon each subsequent event which would otherwise result in funds being paid to the defaulting Lender, the amount which would have been paid to the defaulting Lender shall be divided among the non-defaulting Lenders ratably according to their respective Lending Percentages until the aggregate principal amount of Loans outstanding hereunder made by each Lender (including the defaulting Lender) are equal to such Lender's Lending Percentage of the aggregate principal amount of Loans outstanding hereunder made by all Lenders (nothing in this Section shall result in any additional liability on the Borrower and each Lender agrees to make such adjustments on the terms and provisions of its Note as may be required to address the results of this Section).

     2.5 Notes. The Loans made by each Lender shall be evidenced by a single Note of the Borrower payable to the order of such Lender in a principal amount equal to the initial Loan Commitment of such Lender, and otherwise duly completed. Each Lender is hereby authorized by the Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to the Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided, that any failure by such Lender to make any such endorsement (or any error in such endorsement) shall not affect the obligations of the Borrower under such Note or hereunder in respect of such Loan.

     2.6 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower to provide funds to the Bond Owner for the purchase of Bonds or to pay, or cause to be paid, on behalf of the Authority, costs (or reimbursement of costs) of the Plant Work and for no other purpose, and upon the Agent's request, the Borrower shall furnish evidence of items which have been paid by the proceeds of any applicable Loan.

3.   Borrowings, Payments and Prepayments.

     3.1 Borrowings. The Borrower shall give the Agent notice of each borrowing to be made hereunder as provided in Section 4.3 hereof. Not later than 12:00 noon Houston time on the date specified for each such borrowing hereunder, each Lender shall make available the amount of the Loan, if any, to be made by it on such date to the Agent, at its Principal Office, in immediately available funds, for the account of the Borrower. Such amounts received by the Agent will be held in an account maintained by the Borrower with the Agent. The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by wiring or otherwise transferring, in immediately available funds, such amount to an account designated by the Borrower and maintained with Agent in Houston, Texas.

     3.2  Payments; Prepayments.

     (a) Optional Prepayments. Subject to the terms of the Interest Rate Agreement, the Borrower shall have the right to prepay, on any Business Day, in whole or in part, without the payment of any penalty or fee, Loans at any time or from time to time, provided that the Borrower shall give the Agent notice of each such prepayment as provided in Section 4.3 hereof. Each optional prepayment on a Loan shall be in an amount at least equal to the lesser of $1,000,000 or the unpaid principal balance of the Note evidencing such Loan. Without limiting the foregoing, the Borrower may, at any time, apply all or any part of the funds held in the Cash Flow Account in prepayment on the Loans.

     (b) Certain Mandatory Prepayments.

          (1) Insurance Proceeds and Condemnation Awards. Promptly following the receipt thereof by the Parent or any of its Subsidiaries, the Borrower shall deposit or cause to be deposited in the Cash Flow Account all of the net cash proceeds of any payment or award in excess of $250,000 made to the Parent or any of its Subsidiaries under any policy of property insurance covering any of the Mortgaged Properties or pursuant to any condemnation award with respect to any such properties. Upon delivery to the Agent of written certification by the Borrower that the Borrower or any of its Subsidiaries has reasonably expended amounts or committed in writing to expend amounts for the restoration or replacement of the Mortgaged Properties, specifying the amount expended or committed, so long as no Default or Event of Default shall have occurred and be continuing any such amount deposited in the Cash Flow Account shall be released to the Borrower; provided, however, that, in the event that within 90 days of receipt of such payment or award, to the extent the Borrower shall not have certified to the Agent its intention to expend an equivalent amount for the restoration or replacement of the asset in respect of which such payment or award was made, the Borrower shall make a prepayment on the Loans (using any funds deposited in the Cash Flow Account pursuant to this Section 3.2(b)(1) or other funds) in the amount of the excess of the amount of such payment or award over the amount of such expenditures and/or commitment on such 90th day; provided, however, that if such excess is greater than the Maximum Payment Cap, only the Maximum Payment Cap shall be so applied, with the balance to be deposited in the Cash Flow Account.

          (2) Excess Cash Flow. Not later than five (5) Business Days after the delivery of the Annual Audited Financial Statements pursuant to Section 7.2 hereof with respect to each fiscal year of the Parent (commencing with the fiscal year ending on September 30, 1997), an amount equal to Excess Cash Flow for such fiscal year shall, at the option of the Borrower, be deposited in the Cash Flow Account or be applied in prepayment of the Loans.

          (3) Cash Flow Account. On each Quarterly Date, all amounts held in the Cash Flow Account shall be applied in prepayment on the Loans; provided, however, that if such amount is greater than the Maximum Payment Cap, only the Maximum Payment Cap shall be so applied, with the balance to be retained in the Cash Flow Account (income accruing on amounts and investments held in the Cash Flow Account may be distributed to the Borrower so long as no Event of Default has occurred).

     (c) Application of Prepayments on Loans. Any prepayments made on the Loans will be applied (i) first, pro rata to the scheduled principal installments due on October 1, 2001, January 1, 2002, April 1, 2002 and July 1, 2002, until one-half (1/2) of the aggregate amount of such scheduled principal installments shall have been paid and (ii) thereafter, to the scheduled principal installments on the Loans in inverse order of their maturities.

     (d) Loan Amortization. The principal of each Note shall be due and payable in quarterly installments due on each Quarterly Date, beginning on October 1, 1997, equal to the applicable Lender's pro rata share of the Loans times (i) for each Quarterly Date through and including July 1, 1998, the sum of $781,250 plus the product of $625,000 times the

Amortization Fraction, (ii) for the Quarterly Date on October 1, 1998 and for each Quarterly Date thereafter through and including July 1, 2001, $781,250, and
(iii) for the Quarterly Date on October 1, 2001 and for each Quarterly Date thereafter through and including July 1, 2002, $9,375,000; provided, however, that if the payment required under the foregoing provisions of this sentence exceed the Maximum Payment Cap, only the Maximum Payment Cap shall be applied to the Loans, with the balance to be either applied in prepayment of the Loans or deposited in the Cash Flow Account, at the option of the Borrower. On the Maturity Date, the entire unpaid principal balance of each Note and all accrued and unpaid interest on the unpaid principal balance of each Note shall be finally due and payable.

     (e) Interest Payments. Accrued and unpaid interest on the unpaid principal balance of the Notes shall be due and payable on the Interest Payment Dates (as defined in the Interest Rate Agreement).

     (f) Payments; Interest Rate Agreement. The Borrower shall pay all amounts required to be paid under the Interest Rate Agreement, the Notes and the other Loan Documents as and when due.

4.   Payments; Pro Rata Treatment; Computations, Etc.

     4.1  Payments.

     (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be paid by the Borrower hereunder, under the Notes and under the other Loan Documents shall be made in Dollars, in immediately available funds, to the Agent at the Principal Office (or in the case of a successor Agent, at the principal office of such successor Agent in the United States), not later than 11:00 a.m. Houston time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

     (b) The Borrower shall, at the time of making each payment hereunder, under any Note or under any other Loan Document, specify to the Agent the Loans or other amounts payable by the Borrower hereunder or thereunder to which such payment is to be applied. Each payment received by the Agent hereunder, under any Note or under any other Loan Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds. If the Agent fails to send to any Lender its portion of any payment, to the extent timely received by the Agent, by the close of business on the day such payment was received, the Agent shall pay to such Lender interest on its portion of such payment from the day such payment was timely received by the Agent until the date such Lender's portion of such payment is sent to such Lender, at the Federal Funds Rate.

     (c) If the due date of any payment hereunder or under any Note falls on a day which is not a Business Day, the due date for such payments (except as otherwise provided in the

Interest Rate Agreement) shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

     4.2  Pro Rata Treatment.  Except to the extent otherwise provided herein:
(a) each borrowing from the Lenders under Section 2.1 hereof shall be made ratably from the Lenders on the basis of their respective Loan Commitments; (b) each payment of commitment fees shall be made for the account of the Lenders, and each termination or reduction of the Loan Commitments of the Lenders under
Section 2.2 hereof shall be applied, pro rata, according to the Lenders' respective Loan Commitments and (c) each payment by the Borrower of principal of or interest on the Loans shall be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by the Lenders.

     4.3 Certain Actions, Notices, Etc. Notices to the Agent of termination or reduction of Loan Commitments, borrowings and prepayments of Loans shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. Houston time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, prepayment and/or issuance specified below:

                                                     Number of
          Notice                                Business Days Prior
          ------                                -------------------

          Termination or Reduction of
          Loan Commitments                      5

          Loan Borrowing at the Base Rate       Same day

          Borrowing at the Eurodollar Rate      3 Eurodollar Business Days (as
          (as defined in the Interest           defined in the Interest Rate
          Rate Agreement)                       Agreement)

          Optional prepayment of Loan           1

Each such notice of termination or reduction shall specify the amount of the applicable Loan Commitment to be terminated or reduced. Each such notice of borrowing or prepayment shall specify the amount of the Loans to be borrowed or prepaid and the date of borrowing or prepayment (which shall be a Business Day). The Agent shall promptly notify the affected Lenders of the contents of each such notice.

     4.4 Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrower (the "Payor") prior to the date on which such Lender is to make payment to the Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available by the Agent together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period or (if the recipient is the Borrower) the Base Rate (as defined in the Interest Rate Agreement).

     4.5 Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement or on any other Obligation then due to such Lender hereunder through the exercise of any right of set-off (including, without limitation, any right of setoff or lien granted under Section 9.2 hereof), banker's or other lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made, or other Obligations held, by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Obligations then due to each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made, or other Obligations held, by other Lenders may exercise all rights of set-off, bankers' or other lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other Obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

5.   Conditions Precedent.

     5.1 Initial Loans. The obligation of each Lender to make its initial Loans hereunder is subject to the following conditions precedent, each of which shall have been fulfilled or waived to the satisfaction of the Agent:

     (1) Corporate Action and Status. The Agent shall have received a Secretary's Certificate from the Parent and each of its Subsidiaries signing a Loan Document, which shall be accompanied by copies of the Organizational Documents of the Parent and each such Subsidiary, copies of the bylaws of the Parent and each such Subsidiary and such certificates as may be appropriate to demonstrate the qualification and good standing of and payment of taxes by the Parent and each such Subsidiary in each state where the failure in which to qualify would have a Material Adverse Effect. The Agent and each Lender may conclusively rely on such certificates until they receive notice in writing from the Borrower or the appropriate Party to the contrary.

     (2) Notes. The Agent shall have received the appropriate Notes of the Borrower for each Lender, duly completed and executed.

     (3) Loan Documents. The Authority and the Parent and each other Party shall have duly executed and delivered the Loan Documents to which it is a party (in such number of copies as the Agent shall have requested) and each such Loan Document shall be in form satisfactory to Agent. Each such Loan Document shall be in form and substance reasonably satisfactory to the Lenders.

     (4) Security Matters. All such action as the Agent shall have requested to perfect the Liens created pursuant to the Security Documents shall have been taken, including, without limitation, receipt by the Agent of (a) documentation, in Proper Form, relating to the perfection of a security interest in the Cash Flow Account and providing any required consents for the collateral assignment of (and foreclosure upon) the Electrical Agreement and the Facilities Development Agreement and the Bonds, (b) the Bonds issued as of the date of such initial Loans and (c) the Title Insurance Policy (accompanied by copies of all title matters referred to therein) and the delivery to the Agent of appropriately completed and duly executed Uniform Commercial Code financing statements with appropriate Governmental Authorities. The Agent shall also have received evidence satisfactory to it that the Liens created by the Security Documents constitute first priority Liens, except for the exceptions expressly provided for herein and therein, including, without limitation, Uniform Commercial Code search reports, satisfactory title evidence in form and substance acceptable to the Agent, and executed releases of any prior Liens.

     (5) Fees and Expenses. The Borrower shall have paid to the Agent all unpaid fees in the amounts previously agreed upon in writing between the Borrower and the Agent; and shall have in addition paid to the Agent all amounts payable under Section 11.3 hereof, on or before the date of this Agreement.

     (6) Insurance. The Borrower shall have delivered to the Agent certificates of insurance satisfactory to the Agent evidencing the existence of all insurance required to be maintained by the Borrower by this Agreement and the Security Documents.

     (7) Opinion of Counsel. The Agent shall have received an opinion of Bracewell & Patterson, L.L.P., counsel to the Parent and its Subsidiaries, as well as such separate local counsel as the Agent may reasonably require, each in form and substance reasonably satisfactory to the Agent.

     (8) Consents. The Agent shall have received evidence satisfactory to it that all material consents of each Governmental Authority and of each other Person, if any, reasonably required in connection with (a) the Loans and (b) the execution, delivery and performance of this Agreement and the other Loan Documents have been satisfactorily obtained.

     (9) Real Estate Matters. The Agent shall have received each of the following:

               (a) a Survey covering the Mortgaged Properties prepared by a qualified surveyor reasonably acceptable to the Agent, in Proper Form;

               (b) evidence reasonably satisfactory to the Agent that environmental due diligence has been performed with respect to the Mortgaged Properties of a nature and to an extent consistent with normal and customary business practices with respect to facilities similar to the Plant and similarly situated; and

               (c) true, correct and complete copies of all Key Plant Contracts.
     (10) Amendments to Parent Credit Facility and Canadian Facility. The Agent shall have received amendments to the Parent Credit Facility and the Canadian Facility permitting the consummation of the transactions herein described.

     (11) Other Documents. The Agent shall have received such other documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as the Agent may reasonably request.

     5.2 All Loans. The obligation of each Lender to make any Loan to be made by it hereunder is subject to (a) the accuracy, in all material respects, on the date of such Loan of all representations and warranties of the Authority and the Borrower and any other Party contained in this Agreement and the other Loan Documents; (b) receipt by the Agent of the following, all of which shall be duly executed or endorsed and in Proper Form: (1) a Request for Extension of Credit as to the Loan no later than 11:00 a.m. Houston time on the Business Day on which such Request for Extension of Credit must be given under Section 4.3 hereof, (2) all Bonds issued prior to the date of such Loan (and assurances reasonably satisfactory to the Agent that the Authority will cause all additional Bonds subsequently issued to be delivered directly to the Agent) and
(3) such other documents as the Agent or any Lender may reasonably require; (c) prior to the making of such Loan, there shall have occurred no event which has had or could reasonably be expected to have a Material Adverse Effect; (d) no Default or Event of Default shall have occurred and be continuing and shall not occur as a result of the making of such Loan, and (e) the making of such Loan shall not be illegal or prohibited by any Legal Requirement.

6.   Representations and Warranties.

     The Borrower represents and warrants to the Lenders and the Agent as follows:

     6.1 Organization. The Parent and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the State or Province of its organization; (b) has all necessary corporate power and authority to conduct its business as presently conducted, and (c) is duly qualified to do business and in good standing in the State or Province of its organization and in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect.

     6.2 Financial Statements. The Parent has furnished to the Agent the Annual Audited Financial Statements of the Parent and its Subsidiaries as at September 30, 1994, which fairly present, the financial condition and the results of operations of the Parent and its Subsidiaries as at such date. No events, conditions or circumstances have occurred from the date that the financial statements were delivered to the Agent through the date hereof which would cause said financial statements to be misleading in any material respect. There are no material instruments or liabilities which should be reflected in such financial statements provided to the Agent which are not so reflected. Since September 30, 1994, no event has occurred which has had (or could reasonably be expected to have) a Material Adverse Effect.

     6.3 Enforceable Obligations; Authorization. The Loan Documents are legal, valid and binding obligations of the Parties and, where applicable, the Authority, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws and judicial decisions affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of the Loan Documents (a) have all been duly authorized by all necessary corporate action; (b) are within the corporate power and authority of the Parties and, where applicable, the Authority; (c) do not and will not contravene or violate any Legal Requirement applicable to the Parties or, where applicable, the Authority, or the Organizational Documents of the Parties or, where applicable, the Authority, the contravention or violation of which could reasonably be expected to cause a Material Adverse Effect; (d) do not and will not result in the breach of, or constitute a default under, any agreement or instrument by which the Parties or any of their respective Property may be bound or affected which breach or default could reasonably be expected to cause a Material Adverse Effect, and (e) do not and will not result in the creation of any Lien upon any Property of any of the Parties, except in favor of the Agent or as expressly contemplated therein. All necessary permits, registrations and consents for such making and performance have been obtained. Except as otherwise expressly stated in the Security Documents, the Liens created under the Security Documents constitute valid and perfected first and prior Liens on the Property described therein, subject to no other Liens whatsoever.

     6.4 Other Borrowed Money Indebtedness. Neither the Parent nor any of its Subsidiaries is in default in the payment of any other Borrowed Money Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party and which default could reasonably be expected to cause a Material Adverse Effect.

     6.5 Litigation. There is no litigation or administrative proceeding pending or, to the knowledge of the Borrower, threatened against, nor any outstanding judgment, order or decree affecting, the Parent or any of its Subsidiaries before or by any Governmental Authority which could reasonably be expected to cause a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority where such default would have a Material Adverse Effect.

     6.6 Taxes. The Parent and its Subsidiaries each has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith as provided in Section 7.1(a) hereof and those which could not reasonably be expected to have a Material Adverse Effect.

     6.7 Regulations G, U and X. None of the proceeds of any Obligation will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose would constitute this transaction a "purpose credit" within the meaning of Regulation G, U and X of the Board of Governors of the Federal Reserve System, as either of them may be amended from time to time.

     6.8 Subsidiaries. The Parent has no Subsidiaries except as set forth on Exhibit B attached hereto or those formed in compliance with Section 8.9 hereof.

     6.9 No Untrue or Misleading Statements. No document, certificate, instrument or other writing furnished to the Lenders by or on behalf of the Authority or any Party in connection with the transactions contemplated in any Loan Document, taken as a whole, contains any untrue material statement of fact or omits to state any such fact (of which the Borrower or any other Party has knowledge) necessary to make the representations, warranties and other statements contained herein or in such other document, instrument or writing not misleading.

     6.10 ERISA. The Parent and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than to make contributions in the ordinary course) and no contribution failure has occurred with respect to any Plan sufficient to give rise to the Lien under Section 302(f) of ERISA, in each case which could reasonably be expected to have a Material Adverse Effect. Except as described in Schedule 6.10, neither the Parent nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan other than liability for continuation coverage described in Section 602 of ERISA which could reasonably be expected to have a Material Adverse Effect.

     6.11 Investment Company Act. Neither the Parent nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

     6.12 Public Utility Holding Company Act. Neither the Parent nor any of its Subsidiaries is an "affiliate" or a "subsidiary company" of a "public utility company," or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

     6.13 Solvency. None of the Borrower, the Plant Owner, the Bond Owner, the Parent, or the Parent and its Subsidiaries, on a consolidated basis, is "insolvent," as such term is used and defined in (i) the Bankruptcy Code and
(ii) the Texas Uniform Fraudulent Transfer Act, Tex. Bus. & Com. Code Ann. (S)
24.001 et seq., as amended from time to time.

     6.14 Compliance. The Parent and its Subsidiaries are each in compliance with all Legal Requirements applicable to it, except to the extent that the failure to comply therewith could not reasonably be expected to cause a Material Adverse Effect.

     6.15 Environmental Matters. The Parent and its Subsidiaries have obtained and maintained in effect all Environmental Permits (or the applicable Person has initiated the necessary steps to transfer the Environmental Permits into its name or obtain such permits), the failure to obtain which could reasonably be expected to have a Material Adverse Effect. The Parent and its Subsidiaries and their Properties, business and operations have been and are in compliance with all applicable Requirements of Environmental Law and Environmental Permits failure to comply with which could reasonably be expected to have a Material Adverse Effect. The Parent and its Subsidiaries and their Properties, business and operations are not subject to any (A) Environmental Claims or (B) Environmental Liabilities, in either case direct or contingent, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a Material Adverse Effect. None of the Parent or any of its Subsidiaries has received any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its Properties, liabilities, condition (financial or otherwise), business or operations which could reasonably be expected to have a Material Adverse Effect. The Borrower does not know of any event or condition with respect to currently (as of the date this representation is provided) enacted Requirements of Environmental Laws presently scheduled to become effective in the future with respect to any of the Properties of the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, for which the Parent or the applicable Subsidiary of the Parent has not made good faith provisions in its business plan and projections of financial performance.

     6.16 Certain Representations Regarding the Plant Work. The Plans and Specifications are complete and adequate for the Plant Work. The Plans and Specifications comply, and the

Plant Work, when completed in accordance with the Plans and Specifications will comply, with all applicable restrictive covenants, zoning ordinances and building codes and, to the knowledge of the Borrower, all other applicable Legal Requirements, in each case the non-compliance with which could reasonably be expected to have a Material Adverse Effect. The Plant has, or where applicable will have when necessary for the timely completion of the Plant Work, all necessary building, utility and other permits and rights of access to and from public streets and roads, except in each instance those which could not reasonably be expected to have a Material Adverse Effect.

7.   Affirmative Covenants.

     The Borrower covenants and agrees with the Agent and the Lenders that prior to the termination of this Agreement it will do, and cause the Parent and each of its Subsidiaries to do, and if necessary cause to be done, each and all of the following:

     7.1 Taxes, Existence, Regulations, Property, Etc. At all times (a) pay, or work with the Authority to cause to be paid, prior to the date when Liens attach with respect thereto, all bills of Contractors, Subcontractors and other Persons incurred on labor, materials and services in connection with the Plant Work unless and only to the extent that the same shall be diligently contested in good faith and reserves have been established therefor, and will pay, prior to the date when penalties attach with respect thereto, all taxes and governmental charges of every kind upon it or against its income, profits or Property and which could reasonably be expected to have a Material Adverse Effect, unless and only to the extent that the same shall be contested diligently in good faith and reserves deemed adequate by the independent certified public accounting firm used by the Parent to prepare the Parent's Annual Audited Financial Statements have been established therefor; (b) do all things necessary to preserve its corporate existence, qualifications, rights and franchises in all States where such failure to qualify would have a Material Adverse Effect; (c) comply with all applicable Legal Requirements (including without limitation Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property, the noncompliance with which could reasonably be expected to cause a Material Adverse Effect; and (d) cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently.

     7.2 Financial Statements and Information. Furnish to the Agent and, in each case other than the monthly management report described in clause (e) below, the Lenders one copy of each of the following: (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, beginning with the fiscal year 1995, Annual Audited Financial Statements of the Parent and its Subsidiaries; (b) as soon as available and in any event within 45 days after the end of each calendar quarter of each fiscal year of the Parent, Quarterly Financial Statements of the Parent and its Subsidiaries and of the Borrower; (c) concurrently with the financial statements provided for in Subsections 7.2(a) and (b) hereof, such schedules, computations and other information, in reasonable detail, as may be required by the Agent to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by the president or chief financial officer of the Borrower (or other authorized officer approved by the Agent) as true, correct and complete and, commencing with the quarterly financial statement prepared as of September 30, 1995, a compliance certificate ("Compliance Certificate") in the form of Exhibit E hereto, duly executed by such authorized officer (provided, however, that if a "Compliance Certificate" has been delivered by the Parent for any applicable period as provided for in the Parent Credit Facility, the Borrower shall not be required to deliver a Compliance Certificate with respect to such period pursuant to this provision); (d) within 30 days after the end of each calendar month of each fiscal year of the Parent, a management report with respect to sales and operating revenues and costs of manufacturing and related information in such detail as such management report is prepared for the use of the management of the Parent (promptly upon receipt of each such report, Agent shall forward copies thereof to each Lender); (e) by October 31 of each year, the financial projections of income and cash flow of the Parent for each month of the fiscal year of the Parent which begins on the October 1 immediately preceding such October 31, and (f) such other information relating to the condition (financial or otherwise), operations, prospects or business of any of the Parent and its Subsidiaries as from time to time may be reasonably requested by the Agent.

     7.3  Financial Tests.  The Parent, on a consolidated basis, will have:

     (a) Debt to EBITDA Ratio - as of the last day of each fiscal quarter, a Debt to EBITDA Ratio of not greater than 4.00 to 1.00.

     (b) Fixed Charge Coverage Ratio - as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00.

     (c) Adjusted Fixed Charge Coverage Ratio - as of the date of any proposed dividend which is subject to the Adjusted Fixed Charge Coverage Ratio (and after giving effect to such dividend), an Adjusted Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.

     (d) Net Worth - Net Worth of not less than (1) at all times during the period commencing on the Effective Date through and including September 30, 1995, $134,039,000 plus and (2) at all times during each fiscal quarter after September 30, 1995, the minimum Net Worth required during the immediately preceding fiscal quarter plus 50% of the Net Income of the Parent (if positive) for the immediately preceding fiscal quarter plus all of the net proceeds of any issuance of equity in the Parent during such fiscal quarter.

     (e) Current Ratio - a Current Ratio of not less than 1.10 to 1.00 at all times.

     7.4 Inspection. Permit the Agent and any Lender upon 3 days' prior notice to inspect its Property, to examine its files, books and records except privileged communication with legal counsel and classified governmental material, and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all during normal business hours and at such intervals and to such extent as the Agent or the applicable Lender may reasonably desire.

     7.5 Further Assurances. Promptly execute and deliver, at the Borrower's expense, any and all other and further instruments which may be reasonably requested by the Agent to cure any defect in the execution and delivery of any Loan Document in order to effectuate the transactions contemplated by the Loan Documents, and in order to grant, preserve protect and perfect the validity and priority of the security interests created by the Security Agreements.

     7.6 Books and Records. Maintain books of record and account in accordance with GAAP.

     7.7 Insurance. Maintain insurance with such insurers, on such of its Property, with responsible companies in such amounts, with such deductibles and against such risks as are usually carried by owners of similar businesses and properties in the same general areas in which the Parent and its Subsidiaries operate (including without limitation business interruption insurance), and furnish the Agent satisfactory evidence thereof promptly upon request. The Borrower shall provide the Agent with copies of the policies of insurance and a certificate of the insurer that the insurance required by this Section may not be canceled, reduced or affected in any material manner without thirty (30) days' prior written notice to the Agent.

     7.8 Notice of Certain Matters. Give the Agent prompt written notice of the following:

     (a) the issuance by any Governmental Authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting, the performance of this Agreement, any other Loan Document, or the making of the Loans or the initiation of any litigation, or any claim or controversy which might result in the initiation of any litigation, seeking any such injunction, order or other restraint that could reasonably be expected to cause a Material Adverse Effect;

     (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any court or any Federal, state, municipal or other Governmental Authority which could reasonably be expected to cause a Material Adverse Effect;

     (c) any Event of Default or Default known to Borrower, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with the respect thereto; and

     (d) any development in the business or affairs of the Parent or any of its Subsidiaries which has had or which could reasonably be expected to have, in the reasonable judgment of the Borrower, a Material Adverse Effect.

The Borrower will also notify the Agent in writing at least 30 days prior to the date that any Party changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

     7.9 Interest Rate Risk. Promptly upon execution thereof, the Borrower shall deliver to the Agent true and correct and complete copies of any Interest Rate Risk Agreement.

     7.10 Capital Adequacy. Agrees that if any Lender shall have determined that the adoption after the Effective Date or effectiveness after the Effective Date (whether or not previously announced) of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein after the Effective Date, or any change in the interpretation or administration thereof after the Effective Date by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive after the Effective Date regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, under the Notes or other Obligations held by it to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, upon satisfaction of the conditions precedent set forth in this Section 7.10, upon demand by such Lender (with a copy to the Agent), the Borrower (subject to Section 11.7 hereof) shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. The certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate it and the basis thereof shall be delivered as soon as practicable to the Borrower and shall be conclusive and binding, absent manifest error. The Borrower shall pay the amount shown as due on any such certificate within fifteen (15) days after the delivery of such certificate; provided that the Borrower shall not be obligated to compensate any Lender for any such amounts which relate to a period more than seventy-five (75) days prior to such request for payment. In preparing such certificate, a Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

     7.11 ERISA Information and Compliance. If and when Parent or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b)(1), (c)(1), (c)(5), or (c)(6) of Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, or (ii) knows that a failure to make a required contribution with respect to any Plan has occurred if such failure is sufficient to give rise to a Lien under section 203(f) of ERISA, or (iii) that any other event has occurred that could result in (A) the incurrence by Parent or a member of the Controlled Group of a liability, fine or penalty with respect to a Plan or (B) any increase in the contingent liability of Parent or a member of the Controlled Group with respect to any post-retirement benefit under a Welfare Plan, in each case which could reasonably be expected to have a Material Adverse Effect, Parent shall deliver to the Agent a copy of the notice of such reportable event given or required to be given to the PBGC or a notice of such contribution failure or other event, as the case may be.

     7.12 Certain Affirmative Covenants Relating to the Plant Work.

     (a) The Borrower shall, upon request by the Agent from time to time, deliver to the Agent evidence that the anticipated use of the Plant complies with all applicable Legal Requirements and the Plant Work is being constructed in a good and workmanlike manner, with reasonable diligence and generally in accordance with the Plans and Specifications.

     (b) If and when the Borrower or the Plant Owner acquires an updated Survey, Borrower shall deliver to the Agent a copy of such Survey.

     (c) The Borrower will (and will cause the Plant Owner to) prosecute the construction of the Plant Improvements in accordance with all applicable Legal Requirements the non-compliance with which could reasonably be expected to have a Material Adverse Effect, this Agreement and the other Loan Documents, and with diligence and dispatch, and will complete the Plant Work on or before the Scheduled Completion Date.

     (d) The Borrower agrees to permit (and to cause the Plant Owner to permit) the Agent and each of the Lenders and their agents, representatives and employees at all reasonable times and upon reasonable notice to go upon, examine, inspect and remain on the Plant, to assist and cooperate, and require the Parent's, the Borrower's and the Plant Owner's employees, agents and the Contractors to cooperate, with the Agent or the applicable Lender and to furnish to the Agent or the applicable Lender on request all pertinent information concerning the physical and economic condition, development and operation of the Plant. The Agent may discuss the Plant directly with any of the Borrower's or the Plant Owner's or the Parent's employees holding a supervisory position, partners, officers, directors and managers so long as such discussions do not unreasonably interfere with the business operations of the Borrower or the Plant Owner or the Parent.

     (e) Upon request of the Agent, the Borrower shall inform the Agent of locations (other than the Plant Land) where equipment, supplies and materials acquired or furnished in connection with the Plant Work but not affixed to or incorporated into the Plant (but only to the extent that the aggregate acquisition costs with respect to items stored at any single offsite location at the time in question exceed $500,000) are located. Upon request of the Agent, the Borrower will furnish an inventory of all equipment, supplies and materials stored off-site, specifying the location thereof.

     (f) As soon as reasonably possible after the Borrower is of the opinion that Plant Work has been completed, the Borrower shall deliver the Evidence of Completion to the Agent.

     7.13 Satisfaction of Conditions Precedent. The Borrower shall cause the conditions precedent to the initial Loans to be satisfied on or before November 15, 1995.

     7.14 Pledge of Bonds. All of the issued and outstanding Bonds shall at all times be pledged to (and shall have been delivered, or be in transit, to) the Agent.

     7.15 Third Party Obligations. The Borrower guarantees that the Authority shall duly perform each affirmative covenant made by the Authority to the Agent or the Lenders under any Loan Document.

8.   Negative Covenants.

     The Borrower covenants and agrees with the Agent and the Lenders that prior to the termination of this Agreement it will not, and will not suffer or permit the Parent or any of its Subsidiaries to, do any of the following:

     8.1 Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Borrowed Money Indebtedness (as defined below), whether direct, indirect, absolute, contingent or otherwise, except the following: (a) the Obligations;
(b) the liabilities existing on the date of this Agreement and disclosed on
Schedule 8.1 hereto and, except for the Parent Credit Facility, all renewals, extensions and replacements (but not increases) of any of the foregoing; (c) Indebtedness under the Canadian Facility and all renewals, extensions and replacements (but not increases) thereof; (d) purchase money Indebtedness to acquire Equipment not exceeding, in the aggregate, $10,000,000 outstanding at any one time; (e) in addition to Indebtedness permitted under the preceding clause (d), non-recourse Indebtedness in an aggregate amount not to exceed $60,000,000 at any one time outstanding incurred by Subsidiaries of the Parent which is payable solely by recourse to Properties which are not included in the Collateral, which are not included in the "Borrowing Base" under the Parent Credit Facility and which are acquired or constructed by such Subsidiary after the date hereof; (f) Subordinated Debt so long as the net proceeds of such Subordinated Debt are applied in payment of the Loans or "Term Loans" under the Parent Credit Facility or, if no Loans or "Term Loans" under the Parent Credit Facility remain outstanding, so long as the Loan Commitments or the "Revolving Loan Commitments" under the Parent Credit Facility are reduced by an amount equal to the net proceeds of such Subordinated Debt; (g) Interest Rate Risk Indebtedness, together with "Interest Rate Risk Indebtedness" as defined in the Parent Credit Facility; (h) insurance premiums financed with the applicable insurance carrier; (i) Indebtedness under the Bond Documents and Indebtedness under (or permitted under) the Parent Credit Facility, but only so long as the Agent is the "Agent" under the Parent Credit Facility and the Lenders hold "Term Loans," "Revolving Loans" and/or "Revolving Loan Commitments" under the Parent Credit Facility in amounts sufficient to constitute "Majority Lenders" under the Parent Credit Facility, and (j) other Borrowed Money Indebtedness not in excess of $30,000,000 in the aggregate outstanding at any time on terms no more restrictive than the terms provided herein. For purposes of this Agreement, "Borrowed Money Indebtedness" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of such Person's business), (e) all Capital Lease Obligations, (f) all obligations of others of the types specified in clauses (a) through (e) above secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) Interest Rate Risk Indebtedness, together with "Interest Rate Risk Indebtedness" as defined in the Parent Credit Facility, (h) all outstanding letters of credit issued for the account of such Person and (i) all guarantees of such Person of obligations of the type referred to in the foregoing clauses
(a) through (j).

     8.2 Liens. Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its Accounts; provided, however, that the Parent or any of its Subsidiaries may create or suffer to exist: (a) Liens in favor of the Agent or any Lender under the Loan Documents, including, without limitation, Liens securing Interest Rate Risk Indebtedness owed to one or more of the Lenders (but not to any Person which is not, at such time, a Lender); (b) Liens in effect on the Effective Date and disclosed on Schedule 8.2 hereto, provided that neither the Indebtedness secured thereby nor the Property covered thereby shall increase after the Effective Date; (c) Liens securing the Canadian Facility but only on assets of the Canadian Subsidiaries; (d) Liens securing purchase money Indebtedness permitted under Section 8.1(d) hereof and covering only the Property so purchased and the proceeds therefrom and Liens permitted under Section 8.1(e) hereof covering Properties acquired or constructed after the date hereof and the proceeds therefrom; (e) normal encumbrances and restrictions on title which do not secure Borrowed Money Indebtedness and which do not have a material adverse effect on the value or utility of the applicable Property; (f) Liens incurred or deposits made in the ordinary course of business
(i) in connection with workmen's compensation, unemployment insurance, social security and other like laws, (ii) to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts, leases, licenses, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, not, in any of the cases specified in this clause (ii), incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property, or (iii) on deposits made in financial institutions in the ordinary course of business as a result of common law and statutory rights of setoff and depositary agreements and other contractual arrangements (other than Borrowed Money Indebtedness) arising in the ordinary course of business; (g) attachments, judgments and other similar Liens arising in connection with the court proceedings, provided that the execution and enforcement of such Liens are effectively stayed and the claims secured thereby are being actively contested in good faith with adequate reserves made therefor in accordance with GAAP; (h) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP;
(i) Liens for taxes which are not yet due or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP; (j) Liens or rights under insurance policies securing Indebtedness permitted under Section 8.1(h); (k) Liens securing or otherwise permitted under the Parent Credit Facility to the extent required under the present terms and provisions of the Parent Credit Facility, without amendment except as approved (or consented to pursuant to the proviso to Section
8.13 hereof) by the Majority Lenders (wherever consent by the "Majority Lenders" under the Parent Credit Facility is required) or by all of the Lenders (wherever consent by all of the "Lenders" under the Parent Credit Facility is required), but only so long as the Agent is the "Agent" under the Parent Credit Facility and the Lenders hold "Term Loans," "Revolving Loans" and/or "Revolving Loan Commitments" under the Parent Credit Facility in amounts sufficient to constitute "Majority Lenders" under the Parent Credit Facility, and (l) extensions, renewals and replacements of Liens referred to in clauses (a) through (j) of this Section; provided that any such extension, renewal or replacement Lien shall be limited to the Property or assets covered by the Lien extended, renewed or replaced and that the Indebtedness secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the Indebtedness secured by the Lien extended, renewed or replaced.

     8.3 Contingent Liabilities. Directly or indirectly guarantee the performance or payment of, or purchase or agree to purchase, or assume or contingently agree to become or be secondarily liable in respect of, any obligation or liability of any other Person except for (a) the endorsement of checks or other negotiable instruments in the ordinary course of business; (b) obligations disclosed on Schedule 8.3 hereto (but not increases of such obligations after the Effective Date), (c) those liabilities permitted under
Section 8.1 hereof and (d) guaranties by the Parent of any of its Subsidiaries obligations (except where recourse is expressly required to be limited by this Agreement).

     8.4 Mergers, Consolidations and Dispositions and Acquisitions of Assets. In any single transaction or series of transactions, directly or indirectly: (a) liquidate or dissolve; (b) be a party to any merger or consolidation unless and so long as (i) no Default or Event of Default has occurred that is then continuing, (ii) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default, (iii) the Parent or a Subsidiary of the Parent is the surviving Person, and (iv) the surviving Person ratifies and assumes each Loan Document and each "Loan Document" under the Parent Credit Facility to which any party to such merger was a party; (c) sell, convey or lease all or any substantial part of its assets, except for sale of Inventory in the ordinary course of business and except for sales of Property (other than Inventory) in the ordinary course of the Parent's or the applicable Subsidiary's business; (d) pledge, transfer or otherwise dispose of any shares of capital stock of any Subsidiary of the Parent or any Borrowed Money Indebtedness of any Subsidiary of the Parent, or permit any such Subsidiary to issue any additional shares of capital stock other than to the Parent or to acquire any shares of capital stock of any Subsidiary of the Parent, or (e) acquire all or substantially all of the assets of any Person or (except as expressly permitted by Section

8.8 hereof) any shares of stock of or similar interest in any other Person except for Permitted Acquisitions.

     8.5 Redemption, Dividends and Distributions. At any time: (a) redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock except to the extent that no Default or Event of Default has occurred which is continuing (or would result from the same); (b) pay any dividend other than payments of the Permitted Dividends by the Parent or dividends by a Subsidiary of the Parent to the Parent or any Subsidiary of the Parent or (c) make any other distribution of any Property or cash to stockholders as such.

     8.6 Nature of Business. Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged.

     8.7 Transactions with Affiliates. Enter into any transaction or agreement with any Affiliate of the Parent or any of its Subsidiaries (or any Affiliate of any such Person) unless the same is upon terms substantially comparable to those obtainable from wholly unrelated sources or in an arms length transaction. The Key Plant Contracts shall not result in a violation of this provision.

     8.8 Loans and Investments. Make any loan, advance, extension of credit or capital contribution to, or make or have any Investment in, any Person, or make any commitment to make any such extension of credit or Investment, except (a) Permitted Investments, (b) normal and reasonable advances in the ordinary course of business, (c) trade and customer accounts receivable in accordance with the ordinary course of business, (d) Investments in Subsidiaries of the Parent, (e) Investments in 50% or less owned joint ventures and other Corporations not to exceed $20,000,000 in unreturned capital Investment at any one time outstanding provided that such joint ventures and other Corporations are in substantially the same lines of business as the Parent and its Subsidiaries, and (f) other Investments existing as of the date hereof which are described on the attached
Schedule 8.8.

     8.9  No Subsidiaries.  Form, create or acquire a Subsidiary unless the same

     8.10 BP Lease. Terminate or agree to the termination of the BP Lease without the prior written consent of all of the Lenders or amend, modify or obtain or grant a waiver of any provision of the BP Lease if such amendment, modification or waiver could reasonably be expected to have a material adverse effect on the ability of the Lenders to collect, as and when due and payable, amounts due and payable hereunder and under the other Loan Documents without the prior written consent of the Majority Lenders.

     8.11 Fiscal Year. The Parent will not (and will not permit any of its Subsidiaries to) change its fiscal year, unless the Agent shall have consented thereto in writing or unless required to make such change because of a change in or amendment to the Code. In the event that the

Parent or any of its Subsidiaries is required to make any such change in its fiscal year, the parties hereto agree to negotiate in good faith any changes in this Agreement made necessary by the required change in fiscal year. Sterling NRO, Ltd. may change its fiscal year in connection with any merger of Sterling NRO, Ltd. into Sterling Pulp Chemicals, Ltd. which is hereby permitted under the terms of this Agreement.

     8.12 Sterling Energy. Sterling Energy shall not own any Property of any material nature other than its undivided 50% interest under the Joint Venture Agreement dated as of February 8, 1991 between Praxair Energy Resources, Inc., formerly known as UCIG Energy Resources, Inc., and Sterling Energy. Any distributions paid to Sterling Energy under said Joint Venture Agreement shall be promptly paid over to the Parent as dividends.

     8.13 Parent Credit Facility. Amend, modify or obtain or grant a waiver of any material provision of the Parent Credit Facility unless the same shall be consented to in writing by the Majority Lenders (wherever consent by the "Majority Lenders" under the Parent Credit Facility is required) or by all of the Lenders (wherever consent by all of the "Lenders" under the Parent Credit Facility is required) (such consent not to be unreasonably withheld); provided, however, that execution of, or written consent to, any such amendment, modification or waiver of any material provision of the Parent Credit Facility by a particular Lender shall evidence the consent by such Lender required under this Section.

     8.14 Key Plant Contracts. Except as provided in Section 8.15 below, materially amend, modify or obtain or grant a waiver of any material provision of any of the Key Plant Contracts unless the same shall be consented to in writing by the Majority Lenders (such consent not to be unreasonably withheld).

     8.15 Revisions. Without first obtaining the written consent of the Majority Lenders (which consent shall not be unreasonably withheld), agree or consent to any revision to the Budget or the Plans and Specifications which (a) results in any material reduction either in the anticipated production capacity of the Plant or in the projected economics of the Plant), (b) extends or is likely to extend (in the reasonable judgment of Agent) the scheduled date for completion of the Plant Work beyond the Scheduled Completion Date or (c) would result in an increase in the aggregate cost of the Plant Work to an amount exceeding $60,000,000. All amendments to the Budget or Plans and Specifications shall control advances required to be made under this Agreement after the effective date of each such amendment, provided that such amendments have been approved to the extent and in the manner provided for in this Section.

     8.16 Third Party Obligations. The Borrower shall not permit the Authority to fail to duly perform any negative covenant made by the Authority to the Agent or the Lenders under any Loan Document. The Borrower shall not permit any of the events described in Sections 9.1 (f), (g) or (h) hereof to occur with respect to the Authority unless, within thirty (30) days following the occurrence of such event, the Borrower shall have either (i) demonstrated to the reasonable satisfaction of the Majority Lenders that such event cannot reasonably be expected to materially and adversely affect the validity, enforceability or priority of any of the Security Documents or (ii) provided to the Agent supplemental collateral of a nature and character, and pursuant to documentation, acceptable to the Majority Lenders.

9.   Defaults.

     9.1 Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur, then the Agent may (and at the direction of the Majority Lenders, shall) do any or all of the following: (1) upon notice to the Borrower, declare the Loan Commitments terminated (whereupon the Loan Commitments shall be terminated) and/or accelerate the Termination Date to a date as early as the date of termination of the Loan Commitments; (2) declare the principal amount then outstanding of and the unpaid accrued interest on the Loans and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation any notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that in the case of the occurrence of an Event of Default with respect to the Parent or any of its Subsidiaries referred to in clause (f), (g) or (h) of this Section 9.1, the Loan Commitments shall be automatically terminated and the principal amount then outstanding of and unpaid accrued interest on the Loans and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower, and (3) exercise any or other rights and remedies available to the Agent or any of the Lenders under the Loan Documents, at law or in equity:

         (a) Payments - (i) the Borrower or any other Party shall fail to make any payment or required prepayment of any installment of principal on the Loans payable under the Notes, this Agreement or the other Loan Documents when due or (ii) the Borrower or any other Party fails to make any payment or required prepayment of interest with respect to the Loans or any other fee or amount under the Notes, this Agreement or the other Loan Documents when due and (except in the case of acceleration of maturity) such failure to pay continues unremedied for a period of five days; or

         (b) Other Obligations - the Parent or any of its Subsidiaries (other than Subsidiaries that own no material assets) shall default in the payment when due (including amounts due on acceleration) of any principal of or interest on the Parent Credit Facility or any other Borrowed Money Indebtedness having an outstanding principal amount of at least $5,000,000 (other than the Loans) and such default shall continue beyond any applicable period of grace; or any event or condition shall occur which enables (or, with the giving of notice or lapse of time or both, would enable) the holder of the Parent

     Credit Facility or any such other Borrowed Money Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof and such event or condition shall not be cured within any applicable period of grace and there is no reasonable ability of the Person in default to pay the amount of principal or interest that would be due on acceleration; or

         (c) Representations and Warranties - any representation or warranty made or deemed made by or on behalf of the Borrower in this Agreement or any other Loan Document or in any certificate furnished or made by the Borrower to the Agent or the Lenders in connection herewith or therewith shall, taken as a whole, prove to have contained any untrue, incorrect, false or misleading material fact or omits to state any such fact necessary to make the representations, warranties or other statements contained herein or in such other document, instrument or writing not untrue, false or misleading in any material respect as of the date thereof or as of the date as of which the facts therein set forth were stated or certified; or

         (d) Affirmative Covenants - (i) default shall be made in the due observance or performance of any of the covenants or agreements contained in Sections 7.3 or 7.13 hereof, (ii) any of the insurance provided for in
     Section 7.7 hereof that relates to any material risk shall lapse, (iii) default shall be made in the due observance or performance of any of the covenants or agreements contained in Section 7.7 hereof (other than lapse of required insurance, which is provided for above) and such default continues unremedied for a period of 10 days after (x) notice thereof is given by the Agent to the Borrower or (y) such default otherwise becomes known to the Borrower, whichever is earlier or (iv) default is made in the due observance or performance of any of the other covenants and agreements contained in Section 7 hereof or any other affirmative covenant of the Borrower or any other Party in this Agreement or any other Loan Document and such default continues unremedied for a period of 30 days after (x) notice thereof is given by the Agent to the Borrower or (y) such default otherwise becomes known to the Borrower, whichever is earlier; or

         (e) Negative Covenants - default is made in the due observance or performance by the Borrower or any other Party of any of the other covenants or agreements contained in Section 8 of this Agreement or of any other negative covenant of the Borrower or any other Party contained in this Agreement or any other Loan Document; or

         (f) Involuntary Bankruptcy or Receivership Proceedings - a receiver, conservator, liquidator or trustee of the Parent or any of its Subsidiaries (other than Subsidiaries that own no material assets) or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 30 days; or the Parent or any of its Subsidiaries (other than Subsidiaries that own no material assets) is adjudicated bankrupt or insolvent; or any of such Person's property is sequestered by court order and such order remains in effect for more than 30 days; or a petition is filed against the Parent or any of its Subsidiaries (other than Subsidiaries that own no material assets) under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution, liquidation or receivership law or any jurisdiction, whether now or hereafter in effect, and is not dismissed within 30 days after such filing; or

         (g) Voluntary Petitions or Consents - the Parent or any of its Subsidiaries (other than Subsidiaries that own no material assets) commences a voluntary case or other proceeding or order seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or fails generally to, or cannot, pay its debts generally as they become due or takes any corporate action to authorize or effect any of the foregoing; or

         (h) Assignments for Benefit of Creditors or Admissions of Insolvency - the Parent or any of its Subsidiaries (other than Subsidiaries that own no material assets) makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of the Parent or such Subsidiary or of all or any substantial part of its Property; or

         (i) Undischarged Judgments - a final judgment or judgments for the payment of money exceeding, in the aggregate, $5,000,000 is rendered by any court or other governmental body against the Parent or any of its Subsidiaries (other than Subsidiaries that own no material assets) and the Parent or such Subsidiary does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof; or

         (j) Security Documents; Guaranties - any Security Document for any reason ceases to create a valid and perfected first-priority Lien on any material portion of the Collateral purported to be covered thereby, or any Guaranty shall cease to be in full force and effect and a valid, binding and enforceable obligation of the applicable Party (except as otherwise herein expressly permitted), or the Parent or any of its Subsidiaries (other than Subsidiaries that own no material assets) or any Party to a Guaranty (or any other Person who may have granted or purported to grant such Lien or executed any such Guaranty) will so state in writing; or

         (k) Attachment - the Parent or any of its Subsidiaries (other than Subsidiaries that own no material assets) shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within 30 days after its issue or levy; or

         (l) ERISA Matters - (i) Parent or any member of the Controlled Group shall fail to pay when due an amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against Parent or any member of the Controlled Group to enforce Section 5415 of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated or a contribution failure occurs with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA on the property of Parent or any member of the Controlled Group, and (ii) in each case, such event could reasonably be expected to cause a Material Adverse Effect; or

         (m) Change of Control - there shall occur any Change of Control, or the Parent shall cease to own (directly or indirectly) all of the issued and outstanding equity interests in the Borrower, without the written consent of the Majority Lenders.

     9.2 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Lenders each are hereby authorized at any time and from time to time, without notice to the Parent or any of its Subsidiaries (any such notice being expressly waived by the Parent and its Subsidiaries), to setoff and apply any and all funds and liquid investments held in the Cash Flow Account and any and all deposits (general or special, time or demand, provisional or final (but excluding the funds held in accounts clearly designated as escrow or trust accounts held by the Parent or such Subsidiary for the benefit of Persons which are not Affiliates of the Parent or any of its Subsidiaries), whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Parent or any such Subsidiary against any and all of the Obligations irrespective of whether or not such Lender or the Agent will have made any demand under this Agreement, the Notes or any other Loan Document. The Borrower also hereby grants to each of the Lenders a security interest in and hereby transfers, assigns, sets over, and conveys to each of the Lenders, as security for payment of all Loans, all such deposits, funds or property of the Parent or any such Subsidiary, or Indebtedness of any Lender to the Parent or any such Subsidiary. Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the Borrower pro rata in accordance with their Loan Commitments. Each Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Agent and the Lenders under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agent or the Lenders may have. This Section is subject to the terms and provisions of Sections 4.5 and
11.7 hereof.

     9.3 Remedies Cumulative. No remedy, right or power conferred upon the Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

10.  The Agent.

     10.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent (the "Agent" as used in this Section 10 shall include reference to its Affiliates and its own and its Affiliates' respective officers, shareholders, directors, employees and agents) (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender;
(b) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectibility, recording, perfection, existence or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or any property covered thereby or for any failure by any Party or any other Person to perform any of its obligations hereunder or thereunder, and shall not have any duty to inquire into or pass upon any of the foregoing matters; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Majority Lenders; (d) shall not be responsible for any mistake of law or fact or any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including, without limitation, pursuant to its own negligence, except for its own gross negligence or willful misconduct; (e) shall not be bound by or obliged to recognize any agreement among or between the Borrower and any Lender, regardless of whether the Agent has knowledge of the existence of any such agreement or the terms and provisions thereof; (f) shall not be charged with notice or knowledge of any fact or information not herein set out or provided to the Agent in accordance with the terms of this Agreement or any other Loan Document; (g) shall not be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, and (h) shall not be responsible for the acts or edicts of any Governmental Authority. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. In any foreclosure proceeding concerning any Collateral, each holder of an Obligation if bidding for its own account or for its own account and the accounts of other Lenders is prohibited from including in the amount of its bid an amount to be applied as a credit against the Obligations held by it or the Obligations held by the other Lenders; instead, such holder must bid in cash only. However, in any such foreclosure proceeding, the Agent may (but shall not be obligated to) submit a bid for all Lenders (including itself) in the form of a credit against the Obligations, and the Agent or its designee may (but shall not be obligated to) accept title to such collateral for and on behalf of all Lenders.

     10.2 Reliance. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Borrower), independent accountants and other experts selected by the Agent. The Agent shall not be required in any way to determine the identity or authority of any Person delivering or executing the same. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Majority Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. Subject to the provisions of Section 11.5 hereof, the Agent shall have the authority to execute releases of the Security Documents on behalf of the Lenders without the joinder of any Lender. If any order, writ, judgment or decree shall be made or entered by any court affecting the rights, duties and obligations of the Agent under this Agreement or any other Loan Document, then and in any of such events the Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it under the terms of this Agreement, the relevant Loan Document or otherwise; and if the Agent complies with any such order, writ, judgment or decree, then it shall not be liable to any Lender or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

     10.3 Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans) unless it has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a Notice of Default, the Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Agent shall (subject to Section 10.7 hereof) take such action with respect to such Notice of Default as shall be directed by the Majority Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated

to) take such action, or refrain from taking such action, permitted hereby with respect to such Notice of Default as it shall deem advisable in the best interests of the Lenders and within its rights under the Loan Documents, at law or in equity.

     10.4 Rights as a Lender. With respect to its Loan Commitments and the Loans made, TCB in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting in its agency capacity, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower (in addition to the fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

     10.5 Indemnification. The Lenders agree to indemnify the Agent each (to the extent not reimbursed under Section 11.3 or Section 11.4 hereof, but without limiting the obligations of the Borrower under said Sections 11.3 and 11.4), ratably in accordance with the sum of the Lenders' respective Loan Commitments and Loans, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Sections 11.3 and 11.4 hereof, interest, penalties, reasonable attorneys' fees and amounts paid in settlement, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Lenders under this Section 10.5 shall survive the termination of this Agreement and the repayment of the Obligations.

     10.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has received current financial information with respect to the Borrower and that it has, independently and without reliance on the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by any Party or the Authority of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Party or the Authority. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder or the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Party or the Authority (or any of their affiliates) which may come into the possession of the Agent.

     10.7 Failure to Act. Except for action expressly required of the Agent hereunder or under the Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 10.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     10.8 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, (i) the Majority Lenders without the consent of the Borrower shall have the right to appoint a successor Agent so long as such successor Agent is also a Lender at the time of such appointment and (ii) the Majority Lenders shall have the right to appoint a successor Agent that is not a Lender at the time of such appointment so long as the Borrower consents to such appointment (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Lenders and accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Any successor Agent shall be a bank which has an office in the United States and a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under any other Loan Documents. Such successor Agent shall promptly specify by notice to the Borrower its Principal Office referred to in Section 3.1 and Section 4 hereof. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

     10.9 No Partnership. Neither the execution and delivery of this Agreement nor any of the other Loan Documents nor any interest the Lenders, the Agent or any of them may now or hereafter have in all or any part of the Obligations shall create or be construed as creating a partnership, joint venture or other joint enterprise between the Lenders or among the Lenders and the Agent. The relationship between the Lenders, on the one hand, and the Agent, on the other, is and shall be that of principals and agent only, and nothing in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as trustee or other fiduciary for any Lender or to impose on the Agent any duty, responsibility or obligation other than those expressly provided for herein and therein.

11. Miscellaneous.

    11.1 Waiver. No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.

    11.2 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telecopy or other writing and telexed, telecopied, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (or provided for in an Assignment and Acceptance); or, as to any party, at such other address as shall be designated by such party in a notice to the Borrower and the Agent given in accordance with this Section 11.2. Except as otherwise provided in this Agreement, all such notices or communications shall be deemed to have been duly given when (i) transmitted by telex or telecopier,
(ii) personally delivered (iii) one Business Day after deposit with an overnight mail or delivery service, postage prepaid or (iv) three Business Days' after deposit in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, in each case given or addressed as aforesaid.

    11.3 Expenses, Etc. Whether or not any Loan is ever made, the Borrower shall pay or reimburse on demand (a) the Agent for paying the reasonable fees and expenses of one primary legal counsel to the Agent, together with the reasonable fees and expenses of each local counsel to the Agent, in connection with the preparation, negotiation, execution and delivery of this Agreement (including the exhibits and schedules hereto), the Security Documents and the other Loan Documents and the making of the Loans hereunder, and any modification, supplement or waiver of any of the terms of this Agreement or any other Loan Document; (b) the Agent for any lien search fees; (c) the Agent for reasonable out-of-pocket expenses incurred in connection with the preparation, documentation, administration and syndication of the Loans or any of the Loan Documents (including, without limitation, the advertising, marketing, printing, publicity, duplicating, mailing and similar expenses) of the Loans; (d) the Agent or any Lender for paying all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Loan Document or any other document referred to herein or therein; (e) the Agent or any Lender for paying all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement, any Security Document or any document referred to herein or therein, and (f) any Lender or the Agent for paying all amounts reasonably expended, advanced or incurred by such Lender or Agent to satisfy any obligation of the Borrower under this Agreement or any other Loan Document, to protect the Collateral, to collect the Obligations or to enforce, protect, preserve or defend the rights of such Lender or Agent under this Agreement or any other Loan Document, including, without limitation, fees and expenses incurred in connection with such Lender's or Agent's participation as a member of a creditor's committee in a case commenced under the Bankruptcy Code or other similar law, fees and expenses incurred in connection with lifting the automatic stay prescribed in (S) 362 of the Bankruptcy Code and fees and expenses incurred in connection with any action pursuant to (S) 1129 of the Bankruptcy Code and all other customary out-of-pocket expenses incurred by such Lender or Agent in connection with such matters, together with interest thereon at the Past Due Rate on each such amount from the date which is fifteen days after demand is made on the Borrower until the date of reimbursement to such Lender or Agent.

    11.4 Indemnification. The Borrower shall indemnify each of the Agent, the Lenders, and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, insofar as such losses, liabilities, claims or damages arise out of or result from any (i) actual or proposed use by the Borrower of the proceeds of any extension of credit by any Lender hereunder; (ii) breach by the Borrower of this Agreement or any other Loan Document or the breach by any Party or the Authority of any Loan Document; (iii) violation by the Borrower or any other Party of any Legal Requirement; (iv) investigation, litigation or other proceeding relating to any of the foregoing, and the Borrower shall reimburse the Agent, each Lender, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding, or (v) taxes (excluding income taxes and franchise taxes) payable or ruled payable by any Governmental Authority in respect of the Obligations or any Loan Document other than taxes incurred due to a Lender's failure to comply with Section 11.13 hereof; provided, however, that the Borrower shall not have any obligations pursuant to this Section with respect to any losses, liabilities, claims, damages or expenses incurred by the Person seeking indemnification by reason of the gross negligence or willful misconduct of that Person. Nothing in this Section is intended to limit the obligations of the Borrower under any other provision of this Agreement.

    11.5 Amendments, Etc. No amendment or modification of this Agreement, the Notes or any other Loan Document shall in any event be effective against the Borrower unless the same shall be agreed or consented to in writing by the Borrower. No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by the Borrower therefrom, shall in any event be effective against the Lenders unless the same shall be agreed or consented to in writing by the Majority Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Lender, do any of the following: (a) increase any Loan Commitment of any of the Lenders or subject the Lenders to any additional obligations; (b) reduce the principal of, or interest on, any Loan or fee hereunder; (c) postpone or extend the Maturity Date, the Termination Date or any scheduled date fixed for any payment of principal of, or interest on, any Loan, fee or other sum to be paid hereunder or waive any Event of Default described in Section 9.1(a) hereof; (d) change the percentage of any of the Loan Commitments or of the aggregate unpaid principal amount of any of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement; (e) change any provision contained in Sections 7.10, 11.3 or 11.4 hereof or this Section 11.5; (f) change the definition of "Majority Lenders" set forth in Article 1 hereof, or (g) release the liability of any Guarantor under the Guaranties or release, in any one (1) calendar year, Collateral having an aggregate value exceeding $1,000,000; provided, however, that execution of, or written consent to, any amendment, modification or waiver of a particular provision of the Parent Credit Facility by a particular Lender shall evidence the consent by such Lender required under this Section with respect to an amendment, modification or waiver of the identical provision contained in this Agreement and/or the Loan Documents, without the necessity for any further action hereunder or under the Loan Documents. Notwithstanding anything in this Section 11.5 to the contrary, no amendment, modification, waiver or consent shall be made with respect to Section 10 without the consent of the Agent to the extent it affects the Agent.

    11.6  Successors and Assigns.

     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns; provided, however, that, except as provided in Section 11.16, the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders, and any such assignment or transfer without such consent shall be null and void. Each Lender may sell participations in all or part of any Loan, or all or part of its Notes or Loan Commitments, to another bank or other entity, in which event, without limiting the foregoing, the provisions of the Loan Documents (including, without limitation, the Interest Rate Agreement) shall inure to the benefit of each purchaser of a participation; provided, however, the pro rata treatment of payments, as described in Section 4.2 hereof, shall be determined as if such Lender had not sold such participation. Any Lender that sells one or more participations to any Person shall not be relieved by virtue of such participation from any of its obligations to Borrower under this Agreement relating to the Loans. In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement other than amendments, modifications or waivers with respect to (i) any fees payable hereunder to the Lenders, (ii) the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans and (iii) the release of the Liens on any of the Collateral.

    (b) Each Lender may assign to one or more Lenders or any other Person all or a portion of its interests, rights and obligations under this Agreement; provided, however, that (i) the aggregate amount of the Loan Commitments and the Loans of the assigning Lender subject to each such assignment shall in no event be less than $2,000,000, each such assignment shall be in a constant and not varying percentage of all such assigning Lender's rights and obligations under the Loan Documents and each Lender hereunder shall also be a "Lender" under the Parent Credit Facility; (ii) other than in the case of an assignment to another Lender (that is, at the time of the assignment, a party hereto) or to an Affiliate of such Lender or to a Federal Reserve Bank, the Agent and, so long as no Event of Default shall have occurred and be continuing, the Borrower must each give its prior written consent, which consents shall not be unreasonably withheld, and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance an Assignment and Acceptance in the form of Exhibit D hereto (each an "Assignment and Acceptance") with blanks appropriately completed, together with any Note or Notes subject to such assignment and a processing and recording fee of $3,000.00 paid by the assignee (for which the Borrower will have no liability). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall still have indemnification rights surviving as provided in
Section 11.8 hereof). Notwithstanding anything contained in this Agreement to the contrary, any Lender may at any time assign all or any portion of its rights under this Agreement and the Notes issued to it as collateral to a Federal Reserve Bank; provided that no such assignment shall release such Lender from any of its obligations hereunder.

    (c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Party or the performance or observance by the Borrower or any other Party of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 6.2 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

    (d) The entries in the records of the Agent as to each Assignment and Acceptance delivered to it and the names and addresses of the Lenders and the Loan Commitments of, and principal amount of the Loans owing to, each Lender from time to time shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person the name of which is recorded in the books and records of the Agent as a Lender hereunder for all purposes of this Agreement and the other Loan Documents.

    (e) Upon the Agent's receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder, together with any Note or Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in its records and (iii) give prompt notice thereof to the Borrower. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Notes new Notes to the order of such assignee in an amount equal to the Loan Commitments and the Loans (or either of them) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Loan Commitment and Loans (or either of them) hereunder, new Notes to the order of the assigning Lender in an amount equal to the Loan Commitment and the Loans (or either of them) retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the respective Note. Thereafter, such surrendered Notes shall be marked renewed and substituted and the originals thereof delivered to the Borrower (with copies, certified by the Borrower as true, correct and complete, to be retained by the Agent).

    (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.6, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower provided that such Person agrees in writing to the confidentiality obligations set forth in Section
11.15 hereof.

    11.7 Limitation of Interest. The Borrower and the Lenders intend to strictly comply with all applicable federal and Texas laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas). Accordingly, the provisions of this Section 11.7 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Ceiling Rate. On each day, if any, that the interest rate (the "Stated Rate") called for under this Agreement or any other Loan Document exceeds the Ceiling Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Ceiling Rate for that day, and shall remain fixed at the Ceiling Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Ceiling Rate, in which case, the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate to the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Section 9.1 hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section 11.7, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Ceiling Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower's obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

    11.8 Survival. The obligations of the Borrower under Sections 7.10, 11.3 and 11.4 hereof and all other obligations of the Borrower in any other Loan Document (to the extent stated therein), and the obligations of the Lenders under Section 10.5 and 11.7 hereof, shall survive the repayment of the Loans and the termination of the Loan Commitments.

    11.9 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

    11.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.

    11.11 Governing Law. THIS AGREEMENT AND (EXCEPT AS THEREIN PROVIDED) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

    11.12 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.

    11.13 Tax Forms. With respect to each Lender which is organized under the laws of a jurisdiction outside the United States, on the day of the initial borrowing from each such Lender hereunder and from time to time thereafter if requested by the Borrower or the Agent, such Lender shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Lender's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other documents satisfactory to the Lender and the Agent indicating that all payments to be made to such Lender hereunder are subject to such tax at a rate reduced by an applicable tax treaty. Unless the Borrower and the Agent shall have received such forms or such documents indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

    11.14 Venue. The Borrower hereby irrevocably (a) agrees that any legal proceeding against the Agent or any Lender arising out of or in connection with the Loan Documents shall be brought in the district courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division (collectively, the "Houston Courts"); (b) submits to the non-exclusive jurisdiction of the Houston Courts; (c) agrees and consents that service of process may be made upon it in any proceeding arising out of the Loan Documents or any transaction contemplated thereby by service of process as provided by Texas law; (d) WAIVES, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of any Loan Document or the transactions contemplated thereby in the Houston Courts; and (e) WAIVES any claim that any such suit, action or proceeding in any Houston Court has been brought in an inconvenient forum. All of the obligations of the Borrower under the Loan Documents are performable in Harris County, Texas. Nothing herein shall affect the right of the Agent or any Lender to commence legal proceedings or otherwise proceed against the Borrower in any jurisdiction or to serve process in any manner permitted by applicable law. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by law.

    11.15 Confidentiality. Each Lender agrees to comply with its customary procedures to keep any information delivered or made available by the Borrower to it confidential from anyone other than Persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering commitments, the Loans or the Loan Documents, provided that nothing herein shall prevent any Lender from disclosing such information (a) to any other Lender, (b) to any Person if reasonably incidental to the administration of the Loans, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (e) which has been publicly disclosed, (f) in connection with any litigation to which any Lender, the Agent, or their respective Affiliates may be a party, (f) to the extent reasonably required or desirable in connection with the exercise of any remedy hereunder or under any Loan Document, (h) to such Lender's legal counsel and independent auditors, and (i) to any actual or proposed participant or assignee of all or part of its Loans, Loan Commitment or participations hereunder.

    11.16 Permitted Transfer to a US Subsidiary. Upon thirty (30) days' prior written notice to the Agent, the Borrower may assign and transfer all of its duties, liabilities and obligations under this Agreement and under the other Loan Documents to any Subsidiary of the Parent which is organized in the United States and substitute such Subsidiary for the "Borrower" for all purposes under this Agreement and the other Loan Documents. In the event of any such transfer, the present Borrower, Sterling Pulp Chemicals, Ltd., shall be released from all of its duties, liabilities and obligations hereunder subject to and contingent upon the following:

     (i) assumption by the applicable Subsidiary of all of the duties, liabilities and obligations of Sterling Pulp Chemicals, Ltd. under this Agreement and the other Loan Documents;

     (ii) Section 3.2(d) hereof shall have been amended to require amortization of the unpaid principal balance of the Loans in equal installments due and payable (x) on the later of October 1, 1997 or the Quarterly Date first occurring after an assignment pursuant to this Section,
           (y) on each Quarterly Date thereafter prior to the Maturity Date and
           (z) on the Maturity Date;

     (iii) transfer and conveyance by Sterling Pulp Chemicals, Ltd. to the applicable Subsidiary of all rights, titles and interests, then currently owned or thereafter acquired, in and to the Cash Flow Account, the Bond Documents and the Bonds;

     (iv)  ratification by the Parent of its Guaranty; and

     (v) review and approval by the Agent (such approval not to be unreasonably withheld) of the documentation evidencing such transfer and evidencing the satisfaction of the above-described conditions precedent.

Upon satisfaction of the above-described conditions precedent, the Agent shall execute and deliver to Sterling Pulp Chemicals, Ltd. a written release from any further duties, liabilities or obligations under this Agreement or any of the Loan Documents. The release of Sterling Pulp Chemicals, Ltd. from its duties, liabilities and obligations under this Agreement and the other Loan Documents shall not become effective until the execution and delivery of such written release by the Agent.

    11.17 Canadian Taxes. All payments made by the Borrower under this Agreement, under the Notes or under any of the other Loan Documents are to be made without any deduction or withholding for or on account of any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including, without limitation, interest, penalties and additions thereto) that is imposed by any Canadian Governmental Authority in respect of a payment under this Agreement, under the Notes or under any of the other Loan Documents (a "Canadian Tax"). If the Borrower is required by any applicable law, rule or regulation to make any deduction or withholding for or on account of any Canadian Tax from any payment to be made by it under this Agreement, under the Notes or under any other Loan Documents, then the Borrower shall (i) promptly notify the Lender that is entitled to such payment of such requirement, in writing (with a copy to the Agent) to so deduct or withhold such Canadian Tax,
(ii) pay to the relevant authorities the full amount required to be so deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against such Lender, (iii) promptly forward to such Lender an official receipt (or certified copies thereof), or other documentation reasonably acceptable to such Lender, evidencing such payment to such authorities (with copies to the Agent) and (iv) pay, to the extent permitted by law, to the Agent for the account of such Lender, such additional amount as is necessary to ensure that the total amount actually received by such Lender will equal the full amount of the payment such Lender would have received had no such deduction or withholding been required. The provisions of this Section shall not apply with respect to Canadian Taxes paid or incurred by any Lender organized under the laws of Canada (or a Province of Canada) and accruing after a transfer to a Subsidiary of the Parent organized in the United States pursuant to Section 11.16 hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.


                              STERLING PULP CHEMICALS, LTD.


                              By: /s/ Stewart H. Yonts
                                 ---------------------
                              Name: Stewart H. Yonts
                                   -----------------
                              Title: Treasurer
                                    ----------

                              Address for Notices:

                              2 Gibbs Road
                              Toronto, Ontario, Canada M9B 1R1
                              Attention: Mr. Mark A. Davis
                              Telecopy No.: (416) 239-8091

                              TEXAS COMMERCE BANK NATIONAL
                              ASSOCIATION, as Agent and as a Lender


                              By: /s/ Gregory R. Ford
                                 ---------------------
                                      Gregory R. Ford,
                                      Vice President

                              Address for Notices:

Loan Commitment:              712 Main Street
                              Houston, Texas 77002
$6,500,000                    Attention:  Mr. Gregory R. Ford
                              Telecopy No.:  (713) 216-6387

                   [STERLING PULP CHEMICALS, LTD. LETTERHEAD]


                        REQUEST FOR EXTENSION OF CREDIT
                        -------------------------------


                           ________________, 199____


Texas Commerce Bank National Association, as Agent
712 Main Street
Houston, Texas  77002
Attention:  Manager, Refining and Petrochemicals Group


Gentlemen:

     The undersigned hereby certifies that the undersigned is the _________________________________ of STERLING PULP CHEMICALS, LTD., a
corporation organized under the laws of the Province of Ontario, Canada (the "Borrower"), and that as such the undersigned is authorized to execute this Request for Extension of Credit (the "Request") on behalf of the Borrower pursuant to the Credit Agreement (as it may be amended, supplemented or restated from time to time, the "Credit Agreement") dated as of September 28, 1995, by and among the Borrower, Texas Commerce Bank National Association, as Agent, and the Lenders a party thereto. The Loan being requested hereby is to be in the amount set forth in (b) below and is requested to be made on __________________, 199____, which is a Business Day. The undersigned further certifies, represents and warrants that to the undersigned's knowledge, after due inquiry (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified herein):

     (a)  As of the date hereof, the unused aggregate
          amount of the Loan Commitments is:              $__________

     (b) The Borrower hereby requests under this Request a Loan in the amount of $__________.

     (c) Except to the extent that such representations and warranties expressly relate to an earlier specified date, the representations and warranties made in each Loan Document are true and correct in all material respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

                                   EXHIBIT A
                              to Credit Agreement

     (d) No event which has had (or could reasonably be expected to have) a Material Adverse Effect has occurred and is continuing.

     (e) No Default or Event of Default has occurred and is continuing or will occur as a result of the making of the Loan requested hereby.

     Thank you for your attention to this matter.

                              Very truly yours,

                              STERLING PULP CHEMICALS, LTD.


                              By: _______________________________
                              Name:______________________________
                              Title:_____________________________

                                   EXHIBIT A
                              to Credit Agreement

                                  SUBSIDIARIES
                                  ------------


1. Sterling Chemicals International, Inc., a Delaware corporation (100% owned by Borrower)

2. Sterling Chemicals Energy, Inc., a Delaware corporation (100% owned by Borrower)

3.   Sterling Canada, Inc., a Delaware corporation (100% owned by Borrower)

4. Sterling Chemicals Marketing, Inc., a U.S. Virgin Islands corporation (100% owned by Borrower)

5. Sterling NRO, Ltd., an Ontario corporation (100% owned by Sterling Canada, Inc.)

6. Sterling Pulp Chemicals US, Inc., a Delaware corporation (100% owned by Sterling Canada, Inc.)

7. Sterling Pulp Chemicals, Ltd., an Ontario corporation (100% owned by Sterling Canada, Inc.)

                                   EXHIBIT B

                                      NOTE

                                 Houston, Texas
$__________________                                      _____________, 199___


          FOR VALUE RECEIVED, STERLING PULP CHEMICALS, LTD. ("Maker"), a
                                                              -----
corporation organized under the laws of the Province of Ontario, Canada, promises to pay to the order of _______________________________________________
("Payee"), a _________________, at the principal office of Texas Commerce
Bank National Association, a national banking association, 712 Main Street, Houston, Harris County, Texas 77002, in immediately available funds and in lawful money of the United States of America, the principal sum of ________________________________________________________ Dollars
($__________________) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the rate or rates provided in that certain Interest Rate Agreement (as amended, supplemented, restated or replaced from time to time, the "Interest Rate Agreement") attached as Schedule 1 to the Credit Agreement (hereinafter defined); provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate. Any term defined in the Interest Rate Agreement or in that certain Credit Agreement (as amended, supplemented, restated or replaced from time to time, the "Credit Agreement") dated as of September 28, 1995 among Maker, certain signatory financial institutions named therein, and Texas Commerce Bank National Association, as Agent, which is used in this note and which is not otherwise defined in this note shall have the meaning ascribed to it in the Credit Agreement or the Interest Rate Agreement, as the case may be.

          1. Credit Agreement; Advances; Security. This note has been issued pursuant to the terms of the Credit Agreement, and is one of the Notes referred to in the Credit Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Credit Agreement. Reference is hereby made to the Credit Agreement for all purposes. Payee is entitled to the benefits of and security provided for in the Credit Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder's records; provided, that any failure to make notation (or any error in such notation) of (a) any advance shall not cancel, limit or otherwise affect Maker's obligations or any holder's rights with respect to that advance, or (b) any payment or permitted prepayment

                                   EXHIBIT C
                              to Credit Agreement
of principal shall not cancel, limit or otherwise affect Maker's entitlement to credit for that payment as of the date received by the holder.

     2.  Mandatory Payments of Principal and Interest.

         (a) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable on the Interest Payment Dates in accordance with the terms of the Credit Agreement and the Interest Rate Agreement.

         (b) The principal of this note shall be due and payable in quarterly installments due on each Quarterly Date, beginning on October 1, 1997, equal to ___________% times the amount provided under Section 3.2(d) of the Credit Agreement (subject to adjustment as provided in the Credit Agreement). On the Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.

         (c) The Credit Agreement provides for required prepayments of the indebtedness evidenced hereby upon terms and conditions specified therein.

          3. No Usury Intended; Spreading. Notwithstanding any provision to the contrary contained in this note or any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this note or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the Ceiling Rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable federal and Texas usury laws (and the usury laws of any other jurisdiction whose usury laws are deemed to apply to this note or any of the other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas). In furtherance thereof, none of the terms of this note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Ceiling Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized,

                                   EXHIBIT C
                              to Credit Agreement
prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note. The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

          4. Default. The Credit Agreement provides for the acceleration of the maturity of this note and other rights and remedies upon the occurrence of certain events specified therein.

          5. Waivers by Maker and Others. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

          6. Paragraph Headings. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

          7. Choice of Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

          8. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.

          9. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this note.

          10. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.

                                   EXHIBIT C
                              to Credit Agreement

          11. Business Loans. Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One.


                                          STERLING PULP CHEMICALS, LTD.


                                          By: __________________________
                                          Name:_________________________
                                          Title:________________________








                                   EXHIBIT C
                              to Credit Agreement

                           ASSIGNMENT AND ACCEPTANCE
                           -------------------------

                       Dated: ___________________, 199___


     Reference is made to the Credit Agreement dated as of September 28, 1995 (as restated, amended, modified, supplemented and in effect from time to time, the "Credit Agreement"), among Sterling Pulp Chemicals, Ltd., a corporation organized under the laws of the Province of Ontario, Canada (the "Borrower"), the Lenders a party thereto, and Texas Commerce Bank National Association, as Agent (the "Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. This Assignment and Acceptance, between the Assignor (as defined and set forth on Schedule I hereto and made a part hereof) and the Assignee (as defined and set forth on Schedule I hereto and made a part hereof) is dated as of the Effective Date (as set forth on Schedule I hereto and made a part hereof).

     1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, an undivided ________% interest (the "Assigned Interest") in and to all the Assignor's rights and obligations under the Credit Agreement as set forth on Schedule I (the "Assigned Facility").

     2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, the Parent or the Parent's Subsidiaries or the performance or observance by the Borrower, the Parent or the Parent's Subsidiaries of any of its respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (iii) attaches the Note held by it evidencing the Assigned Facility, as the case may be, and requests that the Agent exchange such Note for a new Note payable to the Assignor (if the Assignor has retained any interest in the Assigned Facility) and a new Note payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

     3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance and, upon the effectiveness of this Assignment and Acceptance,

                                   EXHIBIT D
                              to Credit Agreement
that it will be in compliance with Section 11.6 of the Credit Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.2 thereof, or if later, the most recent financial statements delivered pursuant to Section 7.2 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis; (iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty, and (vii) has supplied the information requested on the administrative questionnaire submitted by the Agent.

     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance by it and the Borrower and recording by the Agent pursuant to Section 11.6 of the Credit Agreement, effective as of the Effective Date (which Effective Date shall, unless otherwise agreed to by the Agent, be at least five Business Days after the execution of this Assignment and Acceptance).

     5. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by the Agent or with respect to the making of this assignment directly between themselves.

     6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

                                   EXHIBIT D
                              to Credit Agreement

     7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on
Schedule I hereto.

                                   EXHIBIT D
                              to Credit Agreement

                    SCHEDULE I TO ASSIGNMENT AND ACCEPTANCE


Legal Name of Assignor: ______________________________________________

Legal Name of Assignee: ______________________________________________

Effective Date of Assignment:  __________________, 199___


          Assigned                                 Principal
          Facility                               Amount Assigned
          --------                               ---------------

Loans:                                           $______________



Accepted:

TEXAS COMMERCE BANK NATIONAL         __________________________________
ASSOCIATION, as Agent                as Assignor


By: _____________________________    By: _____________________________
Name: ___________________________    Name: ___________________________
Title: __________________________    Title: __________________________


_________________________________
as Assignee


By: _____________________________
Name: ___________________________
Title: __________________________

                                   EXHIBIT D
                              to Credit Agreement

Acknowledged and Agreed:

STERLING PULP CHEMICALS, LTD.


By: _____________________________
Name: ___________________________
Title: __________________________

                                   EXHIBIT D
                              to Credit Agreement

                             COMPLIANCE CERTIFICATE
                             ----------------------


    The undersigned hereby certifies that the undersigned is the ______________________________ of STERLING PULP CHEMICALS, LTD., a corporation organized under the laws of the Province of Ontario, Canada (the "Borrower"), and that as such the undersigned is authorized to execute this certificate on behalf of the Borrower pursuant to the Credit Agreement (as it may be amended, supplemented or restated from time to time, the "Credit Agreement") dated as of September 28, 1995, by and among the Borrower, TEXAS COMMERCE BANK NATIONAL ASSOCIATION, a national banking association, as Agent, and the financial institutions a party thereto; and that a review of the Borrower, the Parent and the Parent's Subsidiaries has been made under the supervision of the undersigned with a view to determining whether the Borrower, the Parent and the Parent's Subsidiaries have fulfilled all of their respective obligations under the Credit Agreement, the Notes and the other Loan Documents; and on behalf of the Borrower further certifies, represents and warrants that to the undersigned's knowledge, after due inquiry (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

     (a) The financial statements delivered to the Agent concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present the financial condition and results of operations of the applicable Persons as at the end of, and for, the period indicated (subject, in the case of Quarterly Financial Statements and monthly statements of income and cash flow, to normal changes resulting from year-end adjustments).

     (b) No Default or Event of Default has occurred and is continuing. In this regard, the compliance with the provisions of Sections 7.3 of the Credit Agreement is as follows:

(i) SECTION 7.3(A) -- DEBT TO EBITDA RATIO

               Actual          Required
               ------          --------

            ______ to 1.00    4.00 to 1.00

(ii) SECTION 7.3(B) -- FIXED CHARGE COVERAGE RATIO

               Actual           Required
               ------           --------

            ______ to 1.00    1.25 to 1.00

                                   EXHIBIT E
                              to Credit Agreement

(iii) SECTION 7.3(C) -- ADJUSTED FIXED CHARGE RATIO (only required in the case of dividends)
                Actual            Required
                ------            --------

               ______ to 1.00    1.10 to 1.00

(iv)  SECTION 7.3(D) -- NET WORTH

               Actual               Required
               ------               --------

               $_____________       $_______________

(v) SECTION 7.3(E) -- CURRENT RATIO

               Actual            Required
               ------            --------

               ______ to 1.00    1.10 to 1.00



    DATED as of ____________________, 199___.



                               ___________________________________
                               [SIGNATURE OF AUTHORIZED OFFICER]

                                   EXHIBIT E
                              to Credit Agreement

                                   EXHIBIT F

                                   PLANT LAND

Tract I (Easement Tract: All that tract or parcel of land situate, lying and being in Land Lots 153 and 170 of the 11th Land District of Lowndes County, Georgia and being all of that certain 6.80 acres of land depicted as Tract IV upon that certain plat or map of survey made by Robin Nelson Harris, Georgia Registered Land Surveyor No. 2101 dated 8/14/95 entitled "Survey for Valdosta-Lowndes County Industrial Authority", a copy of which is of record in Plat Record Book 38, page 200, Lowndes County Deed Records and which is more particularly described, by metes and bounds, as follows: Commence at a point on the easterly margin of the right of way of Perimeter Road (200 foot right of way) which is located north 00 degrees 53 minutes 06 seconds east a distance of 1968.90 feet from the northeast corner of the intersection of the right of way of Perimeter Road and the right of way of Georgia Southern and Florida Railroad (100 foot right of way); thence north 89 degrees 15 minutes 00 seconds east
930.87 feet; thence south 01 degrees 05 minutes 36 seconds west 191.85 feet; thence south 83 degrees 47 minutes 00 seconds east 517.81 feet; thence south 00 degrees 56 minutes 08 seconds west 118.78 feet; thence north 87 degrees 26 minutes 55 seconds west 185.43 feet; thence north 56 degrees 35 minutes 51 seconds west 65.94 feet; thence south 82 degrees 59 minutes 57 seconds west 380 feet; thence north 72 degrees 43 minutes 37 seconds west 862.95 feet to the easterly margin of the right of way of Perimeter Road; and thence run north 00 degrees 53 minutes 06 seconds east 100 feet to the point of beginning.

Tract 2: All that tract or parcel of land situate, lying and being in Land Lot 170 of the 11th Land District of Lowndes County, Georgia and being all of that certain 28.00 acres of land depicted as Tract I upon that certain plat or map of survey made by Robin Nelson Harris, Georgia Registered Land Surveyor No. 2101 dated 8-14-95 entitled "Survey for Valdosta-Lowndes County Industrial Authority", a copy of which is of record in Plat Record Book 38, page 200, Lowndes County Deed Records and which is more particularly described by metes and bounds as follows: Commence at a point located on the northerly margin of the right of way of Georgia Southern and Florida Railroad (100 foot right of way) which is located south 87 degrees 07 minutes 21 seconds east of the northeast corner of the intersection of Georgia Southern and Florida Railroad right of way with Perimeter Road right of way a distance of 1487.32 feet; thence north 07 degrees 00 minutes 03 seconds west 1657.59 feet; thence south 87 degrees 26 minutes 55 seconds east 185.43 feet; thence south 87 degrees 26 minutes 55 seconds east 451.86 feet; thence south 87 degrees 26 minutes 55 seconds east 113.89 feet; thence south 07 degrees 00 minutes 03 seconds east 1635.44 feet to a point on the northerly margin of Georgia Southern and Florida Railroad right of way; and thence run north 89 degrees 07 minutes 21 seconds west 747.82 feet to the point of beginning.

                                   EXHIBIT F

                    Survey map for Valdosta - Lowndes County
                            Tract 1 (Easement Tract)
                                  and Tract 2



                              [MAP APPEARS HERE]

                                  SCHEDULE 1

                            INTEREST RATE AGREEMENT


          THIS INTEREST RATE AGREEMENT (this "Agreement") is attached as
SCHEDULE 1 to the Credit Agreement (as amended, supplemented, restated or replaced from time to time, the "Credit Agreement"), of even date herewith, by and among STERLING PULP CHEMICALS, LTD. ("Borrower"), a corporation organized under the laws of the Province of Ontario, Canada, certain financial institutions from time to time a party thereto, and TEXAS COMMERCE BANK NATIONAL ASSOCIATION (in such capacity "Agent"), a national banking association acting as agent for such financial institutions.

RECITALS

          1. Any capitalized term defined in the Credit Agreement which is used in this Agreement shall, unless otherwise defined herein, have the meaning ascribed to it in the Credit Agreement.

          2. For convenience, Borrower and Agent desire to gather the provisions of the Loan Documents relating solely to interest, including the selection of interest rate options, into a separate agreement.

AGREEMENTS

          NOW, THEREFORE, in consideration of the execution and delivery of the Notes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  DEFINITIONS

          Capitalized words and phrases used in this Agreement have the meanings provided below. Unless otherwise stated, references to sections are to sections in this Agreement.

          Additional Interest means the aggregate of all amounts accrued or paid pursuant to the Notes or any of the other Loan Documents (other than interest on the Notes at the Stated Rate) which, under applicable laws, are or may be deemed to constitute interest on the indebtedness evidenced by the Notes.

          Base Rate means for any day a rate per annum equal to the lesser of
(a) the greater of (1) the Prime Rate for that day and (2) the Federal Funds Rate for that day plus 1/2 of 1% or (b) the Ceiling Rate. If for any reason Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including, without limitation, the inability or failure of Agent to obtain

                                  SCHEDULE 1

                              to Credit Agreement
sufficient quotations in accordance with the terms hereof, the Base Rate shall, until the circumstances giving rise to such inability no longer exist, be the lesser of (a) the Prime Rate or (b) the Ceiling Rate.

          Base Rate Borrowing means that portion of the principal balance of the Loans at any time bearing interest at the Base Rate.

          Ceiling Rate means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that Chapter One establishes the Ceiling Rate, the Ceiling Rate shall be the "indicated rate ceiling" (as defined in Chapter One) for that day. Agent may from time to time, as to current and future balances, implement any other ceiling under Chapter One by notice to Borrower, if and to the extent permitted by Chapter One. Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

          Chapter One means Chapter One of Title 79, Texas Revised Civil Statutes, 1925, as amended.

          Eurodollar Business Day means a Business Day on which transactions in United States dollar deposits between banks may be carried on in whatever Eurodollar interbank market may be selected by Agent in accordance herewith.

          Eurodollar Interbank Rate means, for each Interest Period, the rate of interest per annum, rounded, if necessary, to the next highest whole multiple of one-sixteenth percent (1/16%), quoted by Agent at or before 10:00 a.m., Houston, Texas time (or as soon thereafter as practicable), on the date two Eurodollar Business Days before the first day of such Interest Period, to be the arithmetic average of the prevailing rates per annum at the time of determination and in accordance with the then existing practice in the applicable market, for the offering to Agent by one or more prime banks selected by Agent in its sole discretion, in whatever Eurodollar interbank market may be selected by Agent in its sole discretion, of deposits in Dollars for delivery on the first day of such Interest Period and having a maturity equal to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the Eurodollar Rate Borrowing to which such Interest Period relates. Each determination by Agent of the Eurodollar Interbank Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

          Eurodollar Rate means for any day a rate per annum equal to the lesser of (a) the sum of (1) the Eurodollar Interbank Rate in effect on the first day of the Interest Period for the applicable Eurodollar Rate Borrowing plus (2) the applicable Margin Percentage in effect on the first day of the Interest Period for the applicable Eurodollar Rate Borrowing and (b) the Ceiling

Rate. Each Eurodollar Rate is subject to adjustments for reserves and other matters as provided for in Section 2.3 hereof.

          Eurodollar Rate Borrowing means each portion of the principal balance of the Loans at any time bearing interest at a Eurodollar Rate.

          Eurodollar Reserve Requirement means, on any day, for any Loans of any Lender bearing interest at the Eurodollar Rate and any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained by such Lender during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D). Each determination of the Eurodollar Reserve Requirement by a Lender shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

          Federal Funds Rate means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole and absolute discretion.

          Funding Loss means, with respect to (a) Borrower's payment of principal of a Eurodollar Rate Borrowing on a day before the last day of the applicable Interest Period; (b) Borrower's failure to borrow a Eurodollar Rate Borrowing on the date specified by Borrower; (c) Borrower's failure to make any prepayment of the Loans (other than Base Rate Borrowings) on the date specified by Borrower, or (d) any cessation of a Eurodollar Rate to apply to the Loans or any part thereof pursuant to Section 2.3, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by any Lender (including but not limited to any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain a Loan).

          Interest Options means the Base Rate and each Eurodollar Rate, and "Interest Option" means either of them.

          Interest Payment Dates means (a) for Base Rate Borrowings, January 1, 1996 and the first day of each October, January, April and July thereafter prior to the Maturity Date and the Maturity Date; and (b) for Eurodollar Rate Borrowings, the end of the applicable Interest Period (and if such Interest Period exceeds three months' duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period) and the Maturity Date.

          Interest Period means, for each Eurodollar Rate Borrowing, a period commencing on the date such Eurodollar Rate Borrowing began and ending on the numerically corresponding day which is, subject to availability, not less than 1 nor more than 12 months thereafter, as Borrower shall elect in accordance herewith; provided, (v) any Interest Period with respect to a Eurodollar Rate Borrowing which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day, unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; (w) any Interest Period with respect to a Eurodollar Rate Borrowing which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of the appropriate calendar month; (x) no Interest Period shall ever extend beyond the Maturity Date; and (y) Interest Periods shall be selected by Borrower in such a manner that the Interest Period with respect to any portion of the Loans which shall become due shall not extend beyond such due date.

    Margin Percentage means:

    (a) On any day prior to the first adjustment after the date hereof pursuant to clause (b) of this definition, 0.65;

    (b) the Margin Percentage for any day shall be the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Debt to EBITDA Ratio for the Parent (on a consolidated basis) as of the last day of each March, June, September and December (beginning with the fiscal quarter ending on September 30, 1995) (such increase or decrease to be effective on the date that Borrower delivers the Quarterly Financial Statements for the fiscal quarter ending on such date to the Agent pursuant to the terms of the Credit Agreement):

                                  Eurodollar Rate
Debt to                          Borrowings Margin
EBITDA Ratio                        Percentage
-------------------------------  -----------------

Greater than or equal to 3.50                 1.25

Greater than or equal to
2.50 but less than 3.50                       1.00

Greater than or equal to
1.50 but less than 2.50                       0.75

Less than 1.50                                0.65


          Prime Rate means, on any day, the prime rate for that day as announced from time to time by TCB and thereafter entered in the minutes of its Loan and Discount Committee. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and TCB, Agent and each Lender disclaims any statement, representation or warranty to the contrary.
TCB, Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          Rate Designation Date means that Business Day which is (a) in the case of Base Rate Borrowings, 11:00 a.m., Houston, Texas time, on the date of such borrowing and (b) in the case of Eurodollar Rate Borrowings, 11:00 a.m., Houston, Texas time, on the date three Eurodollar Business Days preceding the first day of any proposed Interest Period.

          Rate Designation Notice means a written notice substantially in the form of Exhibit A.

          Regulation D means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and includes any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

          Stated Rate means the effective weighted per annum rate of interest applicable to the Loans. Without notice to Borrower or any other person or entity, the Stated Rate shall automatically fluctuate upward and downward in accordance with the provisions of this definition.

          Taxes means any tax, levy, impost, duty, charge or fee.

2.  INTEREST OPTIONS FOR LOANS

         2.1 Options Available. The outstanding principal balance of the Notes shall bear interest at the Base Rate; provided, that (1) all amounts, both principal and accrued interest, remaining past due beyond the grace period (if any) provided in the Credit Agreement shall bear interest at the Past Due Rate, and (2) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balances of the Notes from time to time outstanding bear interest at a Eurodollar Rate. The records of Agent with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be binding and conclusive, absent manifest error. Interest on the Loans shall be calculated at the Base Rate except where it is expressly provided pursuant to this Agreement that a Eurodollar Rate or the Past Due Rate is to apply. Interest on the amount of each advance against the Notes shall be computed on the amount of that advance and from the date it is made. Notwithstanding anything in this Agreement to the contrary, for the full term of the Notes the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holders of the Notes for the use, forbearance or detention of the debt evidenced thereby (including all interest on the Notes at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.

         2.2 Designation and Conversion. Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof. Subject to the last sentence of Section 2.1 and the provisions of
Section 2.3, Borrower may elect to have a Eurodollar Rate apply or continue to apply to all or any portion of the principal balance of the Notes. Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion shall not change the respective outstanding principal balances of the Notes. The Interest Options shall be designated or converted in the manner provided below:

    (a) Borrower shall give Agent telephonic notice, promptly confirmed by a Rate Designation Notice. Each such telephonic and written notice shall specify the amount of the Loan which is the subject of the designation, if any; the amount of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion and the Interest Period or Periods, if any, selected by Borrower. Such telephonic notice shall be irrevocable and shall be given to Agent no later than the applicable Rate Designation Date.

    (b) No more than three (3) Eurodollar Rate Borrowings shall be in effect at any time.

    (c) Each designation or conversion of a Eurodollar Rate Borrowing shall occur on a Eurodollar Business Day.

    (d) Unless the Borrower makes the payment required by Section 2.3(d) hereof, no Eurodollar Rate Borrowing shall be converted to a Base Rate Borrowing on any day other than the last day of the applicable Interest Period.

    (e) Each Eurodollar Rate Borrowing shall be in the amount of at least $1,000,000.

    (f) Each designation of an Interest Option with respect to the Notes shall apply to all of the Notes, respectively, ratably in accordance with their respective outstanding principal balances. If any Lender assigns an interest in any of its Notes when any Eurodollar Rate Borrowing is outstanding with respect thereto, then such assignee shall have its ratable interest in such Eurodollar Rate Borrowing.

         2.3 Special Provisions Applicable to Eurodollar Rate Borrowings.

         (a) Options Unlawful. If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by Agent or any Lender with any request or directive (whether or not having the force of law) of any central bank or other Governmental Authority shall at any time make it unlawful or impossible for Agent or any Lender to permit the establishment of or to maintain any Eurodollar Rate Borrowing, the commitment to establish or maintain such Eurodollar Rate Borrowing shall forthwith be suspended and Borrower shall forthwith, upon demand by Agent to Borrower, (1) if required to avoid a violation of any Legal Requirement, convert the Eurodollar Rate Borrowing with respect to which such demand was made to a Base Rate Borrowing;
(2) pay all accrued and unpaid interest to date on the amount so converted; and
(3) pay any amounts required to compensate each Lender for any additional cost or expense which each Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Funding Loss which each Lender may incur as a result of such conversion. If, when Agent so notifies Borrower, Borrower has given a Rate Designation Notice specifying a Eurodollar Rate Borrowing but the selected Interest Period has not yet begun, such Rate Designation Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Loans specified in such Rate Designation Notice shall bear interest at the Base Rate until a different available Interest Option shall be designated in accordance herewith.

         (b) Increased Cost of Borrowings. If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) of any central bank or Governmental Authority shall at any time, as a result of any portion of the principal balances of the Notes being maintained on the basis of a Eurodollar Rate:

                         (1) subject any Lender (or make it apparent that any
               Lender is subject) to any Taxes, or any deduction or withholding for any Taxes, on or from any payment due under any Eurodollar Rate Borrowing or other amount due hereunder, other than income and franchise taxes of the United States and its political subdivisions; or

                         (2) change the basis of taxation of payments due from
               Borrower to any Lender under any Eurodollar Rate Borrowing (otherwise than by a change in the rate of taxation of the overall net income of such Lender); or

                         (3) impose, modify, increase or deem applicable any
               reserve requirement, special deposit requirement or similar requirement (including, but not limited to, state law requirements and Regulation D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by any Lender, or against deposits or accounts in or for the account of any Lender, or against loans made by any Lender, or against any other funds, obligations or other property owned or held by any Lender; or

                         (4) impose on any Lender any other condition regarding
               any Eurodollar Rate Borrowing;

and the result of any of the foregoing is to increase the cost to any Lender of agreeing to make or of making, renewing or maintaining such Eurodollar Rate Borrowing, or reduce the amount of principal or interest received by any Lender, then, upon demand by Agent, Borrower shall pay to Agent, from time to time as specified by Agent, additional amounts which shall compensate each Lender for such increased cost or reduced amount. The determination by any Lender of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error. Each Lender will notify the Borrower through the Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by the Borrower through the Agent) will designate a different lending office of such Lender for the applicable Eurodollar Rate Borrowing or will take such other action as the Borrower may reasonable request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender shall have no obligation so to designate a different lending office which is located in the United States of America).

         (c) Inadequacy of Pricing and Rate Determination. If for any reason with respect to any Interest Period, the Agent (or, in the case of clause 3 below, the applicable Lender) shall have determined (which determination shall be conclusive and binding upon Borrower) that:

                         (1) Agent is unable through its customary general
               practices to determine any applicable Eurodollar Rate, or

                         (2) by reason of circumstances affecting the applicable
               market, generally, Agent is not being offered deposits in United States dollars in such market, for the applicable Interest Period and in an amount equal to the amount of any applicable Eurodollar Rate Borrowing requested by Borrower, or

                         (3) any applicable Eurodollar Rate will not adequately
               and fairly reflect the cost to any Lender of making and maintaining such Eurodollar Rate Borrowing hereunder for any proposed Interest Period,

then Agent shall give Borrower notice thereof and thereupon, (A) any Rate Designation Notice previously given by Borrower designating the applicable Eurodollar Rate Borrowing which has not commenced as of the date of such notice from Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Agent shall notify Borrower that the circumstances giving rise to such notice from Agent no longer exist, each Rate Designation Notice requesting the applicable Eurodollar Rate shall be deemed a request for a Base Rate Borrowing, and any applicable Eurodollar Rate Borrowing then outstanding shall be converted, without any notice to or from Borrower, upon the termination of the Interest Period then in effect with respect to it, to a Base Rate Borrowing.

         (d) Funding Losses. Borrower shall indemnify each Lender against and hold each Lender harmless from any Funding Loss. This agreement shall survive the payment of the Notes. A certificate as to any additional amounts payable pursuant to this paragraph submitted to Borrower shall be conclusive and binding upon Borrower, absent manifest error.

3. MISCELLANEOUS

        3.1 Funding Offices; Adjustments Automatic; Calculation Year. Any Lender may, if it so elects, fulfill its obligation as to any Eurodollar Rate Borrowing by causing a branch or affiliate of such Lender to make such Loan and may transfer and carry such Loan at, to or for the account of any branch office or affiliate of such Lender; provided, that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it for the account of such branch or affiliate. Without notice to Borrower or any other person or entity, each rate required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement. Interest at the Prime Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be. All other interest required to be calculated or determined under this Agreement shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, the applicable interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

        3.2 Funding Sources. Notwithstanding any provision of this Agreement to the contrary and each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Eurodollar Rate Borrowing during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

        3.3 Affected Lenders. In the event a Lender ("Affected Lender") shall have

                         (i) delivered a notice pursuant to this Agreement
               claiming that such Affected Lender is unable to extend Eurodollar Rate Loans to Borrower for reasons not generally applicable to the other Lenders, or

                         (ii) shall have requested compensation from Borrower
               under any of the provisions hereof to recover increased costs incurred by such Affected Lender which are not being incurred generally by the other Lenders,

then, in any such case, Borrower or Agent may make written demand on such Affected Lender (with a copy to Borrower in the case of a demand by Agent and with a copy to Agent in the case of a demand by Borrower) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within five (5) Business Days after the date of such demand, to one or more assignees permitted under Section 11.6 of the Credit Agreement (each, an "Eligible Assignee") which Borrower or Agent, as the case may be, shall have engaged for such purpose, all of such Affected Lender's rights and obligations under the Credit Agreement (including, without limitation, its Loan Commitment, its Note and all Loans owing to it) in accordance with Section 11.6 of the Credit Agreement.


         EXECUTED as of the 28th day of September, 1995.

                              STERLING PULP CHEMICALS, LTD.


                              By: /s/ Stewart H. Yonts
                                 ---------------------
                              Name: Stewart H. Yonts
                                   -----------------
                              Title: Treasurer
                                    ----------


                              TEXAS COMMERCE BANK NATIONAL
                              ASSOCIATION, as Agent


                              By: /s/ Gregory R. Ford
                                 --------------------
                                      Gregory R. Ford,
                                      Vice President

                            RATE DESIGNATION NOTICE

     Sterling Pulp Chemicals, Ltd., Texas Commerce Bank National Association, as Agent, and certain financial institutions executed and delivered that certain Credit Agreement (as amended, supplemented or restated from time to time, the "Credit Agreement") dated as of September 28, 1995. Schedule 1 to the Credit Agreement is entitled the "Interest Rate Agreement". Any term used herein and not otherwise defined herein shall have the meaning herein ascribed to it in the Interest Rate Agreement. In accordance with the Interest Rate Agreement, Borrower hereby notifies Agent of the exercise of an Interest Option.

A.   Current borrowings

     1.   Interest Options now in effect:  _______________________

     2.   Amounts:  $_____________________

     3.   Expiration of current Interest Periods, if applicable:

B.   Proposed election

     1.   Total Amount:  $______________________

     2.   Date Interest Option is to be effective:  __________________________

     3.   Interest Option to be applicable (check one):  [   ]  Base Rate  [   ]
          Eurodollar Rate

     4.   Interest Period: ______ months (if available and if applicable)

     Borrower represents and warrants that the Interest Option and Interest Period selected above comply with all provisions of the Interest Rate Agreement.

Date:_________________                 STERLING PULP CHEMICALS, LTD.


                                       By: _______________________________
                                       Name: _____________________________
                                       Title: ____________________________

                                   EXHIBIT A

                                 SCHEDULE 6.10


                                 ERISA MATTERS

                                      NONE

                                  SCHEDULE 8.1


                          BORROWED MONEY INDEBTEDNESS


                                      NONE

                                  SCHEDULE 8.2

                                     LIENS


Liens existing under the Security Agreement dated as of August 1, 1988 between BP Chemicals Inc., formerly known as BP Chemicals America Inc., as secured party, and Sterling Chemicals, Inc. as debtor, securing obligations under the Production Agreement dated as of April 15, 1988 between those parties covering production related to the Production Agreement, proceeds of such production and equipment and fixtures related to the production, all as described in such Security Agreement.

                                  SCHEDULE 8.3

                             CONTINGENT LIABILITIES

                                      NONE

                                  SCHEDULE 8.8

                                  INVESTMENTS

                                  DESCRIPTION
                                  -----------


                   PRIMEX, LTD.-COMMON STOCK (2,500 SHARES)
              PRIMEX, LTD. -SERIES "A " PREFERRED (7,957 SHARES)

                  50% OF S & L CO-GENERATION (A PARTNERSHIP)